As filed with the Securities and Exchange Commission on  March 10,  2010

Registration No. 333 – 170880

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NUMBER  2 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHINA WOOD, INC.
(Exact name of registrant as specified in its charter)

Nevada	2430	20-3336507
(State or other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

c/o Linyi Chan Tseng Wood Co., Ltd.
Daizhuang Industry Zone, Yitang Town
Lanshan District, Linyi City, Shandong
People’s Republic of China 276000
+ 86 5398566168
 (Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

 (Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Tel. No.: (732) 409-1212
Fax No.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered		Proposed Maximum Aggregate Offering Price per share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share, issuable upon conversion of the Series A Preferred Stock	1,336,244	(2)	$4.00	$5,344,976.00	$381.10

Common Stock, $0.001 par value per share, issuable upon exercise of investor warrants	668,123	(3)	$4.80	$3,206,990.40	$228.66

Common Stock, $0.001 par value per share, issuable upon exercise of placement agent warrants	133,624	(4)	$4.80	$641,395.20	$45.73

Common Stock, $0.001 par value per share, issuable pursuant to terms of Securities Escrow Agreement	1,336,244	(5)	$4.00	$5,344,976.00	$381.10

Common Stock, $0.001 par value per share, issued to Viking Investments Group, LLC	566,813	(6)	$4.00	$2,267,252	$161.66

Total	4,041,048	(7)		$16,805,589.60	$1,198.25

(1)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. The proposed maximum offering price is determined by the offering price of the common shares in the private placement completed on September 30, 2010.

(2)           Represents the total number of common shares underlying the Series A Preferred Shares sold to 48 investors in the registrant’s private placement of 1,336,244 units. Each unit consists of (i) one share of Series A Convertible Preferred Stock, and (ii) one warrant (the “Investor Warrants”) to purchase 0.5 shares of common stock at an exercise price of $4.80 per share.

(3)           Represents the number of common shares issuable upon exercise of the Investor Warrants at an exercise price of $4.80 per share. The number of shares issuable upon exercise of Investor Warrants does not exactly equal 50% of the number of shares of common stock issuable upon conversion of the Series A Preferred Stock because there were multiple investors and certain investors purchased units may result in fractional warrants. All fractional Investor Warrants were rounded up.

(4)           Represents the number of common shares issuable upon exercise of the placement agent warrants (the “Placement Agent Warrants”) at an exercise price of $4.80 per share.

(5)           Represents the number of common shares issued to Well Asia Group Limited that were placed in escrow pursuant to the terms of a Securities Escrow Agreement that will be transferred to the investors in the Private Placement in the event that certain financial thresholds are not met (the “Escrow Shares”).

(6)           Represents the number of common shares issued to Viking Investments Group, LLC (“Viking”) which represent 5% of the Company post-reverse merger, post-financing shares outstanding pursuant to the terms of the Second Supplemental Agreement to an Engagement Agreement between our wholly-owned subsidiary and Viking.

(7)           In the event that the total number of common shares registered herein (the “Registrable Securities”) exceeds the limitation set forth pursuant to Rule 415, the number of Registrable Securities to be registered herein will be reduced first by the shares issued to Viking Investments Group, LLC, then, second, by the Escrow Shares, then third by the Registrable Securities owned by the placement agent and, fourth, on a pro rata basis, among the investors based on the total number of unregistered common shares underlying the Investor Warrants on a fully-diluted basis.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED DATED MARCH 10 , 2011

4,041,048 Common Shares

China Wood, Inc.

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 4,041,048 shares (the “Shares”) of our common stock, par value $0.001 per share, including (i) 1,336,244 shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock, (ii) 668,123 shares of common stock issuable upon exercise of Investor Warrants, (iii) 133,624 shares of our common stock issuable upon exercise of the Placement Agent Warrants (the Investor Warrant and the Placement Agent Warrants collectively shall be referred to as the “Warrants”), (iv) 1,336,244 shares of our common stock as Escrow Shares, and (v) 566,813 shares issued to Viking Investments Group, LLC as consideration pursuant to an Engagement Agreement. The Shares are being issued to the selling stockholders in a private placement transaction exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended.

We completed a $5,344,975 private placement of our securities to accredited investors at $4.00 per Unit, with each “Unit” consisting of one share of Series A Convertible Preferred Stock, and one warrant to purchase 0.5 shares of common stock with an exercise price of $4.80 per share. The placement agent received compensation of: (i) cash commission in the amount equal to 8.0% of the gross proceeds raised in the private placement received from individual, retail investors and 6.0% of the gross proceeds raised in the private placement received from institutional investors; (ii) cash payment in the amount of 2.0% of any money raised as a corporate finance fee; and (iii) five-year warrants to purchase shares of our common stock equal to 10.0% of the number of shares of common stock underlying the securities issued to the investors.

Our common stock is presently not traded on any market or securities exchange. The selling security holders have not engaged any underwriter in connection with the sale of their shares of common stock. Common stock being registered in this registration statement may be sold by selling security holders at a fixed price of $4.00 per share until our common stock is quoted on the OTC Bulletin Board (“OTCBB”) or other specified market and thereafter at a prevailing negotiated market price or privately negotiated prices or in transactions that are not in the public market. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”), which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved. We will not receive any of the proceeds from the Shares by the selling stockholders, but we will receive funds from the exercise of the Warrants if and when those Warrants are exercised on a cash exercise basis. We are paying all of the registration expenses incurred in connection with the registration of the Shares, but we will not pay any of the selling commissions, brokerage fees and related expenses.

Our common stock is quoted on the OTCQB of the Pink OTC Markets under the symbol “CNWD.” No liquid public market currently exists for our common stock and there can be no assurance that an active trading market will develop, or if an active market does develop, that it will continue.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 to read about factors you should consider before investing in shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is: ________, 2011

You should only rely on the information contained in this prospectus. We have not, and the selling shareholders have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover, but the information may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus. This summary does not contain all the information that you should consider before investing in the common stock of China Wood, Inc. (referred to herein as the “Company,” “CNWD,” “we,” “our,” and “us”), formerly known as Timberjack Sporting Supplies, Inc. You should carefully read the entire Prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements before making an investment decision.

In this prospectus, there may be references made to “registered capital,” “capital contributions,” or “limited liability companies.”  These references refer to China Wood’s subsidiaries which are incorporated in Hong Kong, the British Virgin Island or are incorporated under the laws of the People’s Republic of China, which we refer to as China or PRC herein. Companies registered in these jurisdictions are not measured in terms of shares owned but in terms of the amount of capital that has been or will be contributed to a company by a particular shareholder or all shareholders. The portion of a limited liability company’s total capital contributed by a particular shareholder represents that shareholder’s ownership of the company and the total amount of capital contributed by all shareholders is the company’s total equity. Capital contributions are made to a company by deposits into a dedicated account in the company’s name, which the company may access in order to meet its financial needs. When a company’s accountant certifies to PRC authorities that a capital contribution has been made and the company has received the necessary government permission to increase its contributed capital, the capital contribution is registered with regulatory authorities and becomes a part of the company’s “registered capital”. These references are being made in connection with our subsidiaries located in those jurisdictions.

Business Overview

Prior to the share exchange transaction described below, we were a development stage shell company intending to commence business operations. We were incorporated in the State of Nevada on September 8, 2005. Prior to the share exchange transaction, we had not generated any revenue and accumulated losses of $401,255 for the period from inception through June 30, 2010.

On September 30, 2010, we completed the acquisition of Chine Victory Profit Limited, which (together with its subsidiaries) is engaged in the production of radiata pine plywood and eucalyptus plywood products in China (“Chine Victory”), by means of a share exchange. Simultaneously with the acquisition, we completed a $5,344,975 private placement of our securities to accredited investors at $4.00 per Unit, with each “Unit” consisting of one share of Series A Convertible Preferred Stock and one warrant to purchase 0.5 shares of common stock with an exercise price of $4.80 per share. On November 16, 2010, we changed our name from “Timberjack Sporting Supplies, Inc.” to “China Wood, Inc.” to better reflect our business plan.

THE OFFERING

Common stock offered by selling security holders
4,041,048 shares of common stock. This includes (i) 1,336,244 shares of common stock underlying our Series A Preferred Stock; (ii) 668,123 shares of common stock issuable upon exercise of Investor Warrants; (iii) 133,624 shares of our common stock issuable upon exercise of the Placement Agent Warrants; (iv) 1,336,244 shares of our common stock used as escrow shares pursuant to the terms of a securities escrow agreement entered into by us on September 30, 2010 with the investors in our private placement completed on the same date (“Escrow Shares”); and (v) 566,813 shares of our common stock issued to Viking Investments Group, LLC.

Common stock outstanding before the offering	10,000,018 common shares as of March 4 , 2011 (does not include up to 1,336,244 shares issuable upon conversion of Series A Convertible Preferred Stock).

Common stock outstanding after the offering (assuming full conversion of all of the Series A Preferred shares and full exercise of all of the Warrants)	12,138,008 shares.

Terms of the Offering
The selling security holders will determine when and how they will sell the common stock offered in this prospectus. The selling security holders will sell the common stock being registered at a fixed price of $4.00 per shares until the shares are quoted on the OTC Bulletin Board or other specified market and after that at prevailing market prices or privately negotiated prices.

Termination of the Offering
The offering will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the Prospectus or (ii) such time as all of the common stock becomes eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), or any other rule of similar effect.

Use of proceeds
We are not selling any shares of the common stock covered by this prospectus, and, as a result, will not receive any proceeds from this offering. To the extent that the selling stockholders exercise in cash all of the Investor Warrants, we would receive $9,193,361.60 in the aggregate from such exercise. The proceeds from the cash exercise of such warrants, if any, will be used by us for working capital and other general corporate purposes.

Pink Sheet Trading Symbol	CNWD

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 3.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this Prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated into this Prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

Substantially all of our business, assets and operations are located in the PRC.

Substantially all of our business, assets and operations are located in the PRC. The economy of PRC differs from the economies of most developed countries in many respects. The economy of PRC has been transitioning from a planned economy to a market-oriented economy. Though in recent years the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in PRC is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry by imposing industrial policies. It also exercises significant control over the PRC’s economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Some of these measures benefit the overall economy of PRC, but may have a negative effect on us.

Our operating history may not serve as an adequate basis to judge our future prospects and results of operations.

Our limited operating history may not provide a meaningful basis on which to evaluate our business. We cannot assure you that we will maintain our profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in significant operating losses. We will continue to encounter many of the risks and difficulties frequently encountered by companies at a similar stage of development, including our potential failure to:

o	raise adequate capital for expansion and operations;

o	develop our business model and strategy and adapt and modify them as needed;

o	increase awareness of our brands, protect our reputation and develop customer loyalty;

o	manage our expanding operations, including the integration of any future acquisitions;

o	maintain adequate control of our expenses; and

o
anticipate and adapt to changing conditions in the radiata pine and eucalyptus plywood markets in which we operate as well as the impact of any changes in government regulations, mergers and acquisitions involving our competitors and other significant competitive and market dynamics.

If we are not successful in addressing any or all of these risks, our business may be materially and adversely affected.

Our management has no experience managing and operating a United States public company. Any failure to adequately comply with federal securities laws, rules or regulations could subject us to fines or regulatory action, which may materially adversely affect our business, results of operations and financial condition.

Our current management has no experience managing and operating a public company and relies in many instances on the professional experience and advice of third parties including its attorneys and accountants. Failure to adequately comply with laws, rules, or regulations applicable to our business may result in fines or regulatory action, which may materially adversely affect our business, results of operation, or financial condition and could result in delays in the development of an active and liquid trading market for our stock.

Our plans to expand our production capacity, to acquire new forest tracts, to purchase additional inventory and production equipment and to improve and upgrade our internal control and management system will require capital expenditures in 2011.

Our plans to expand our production capacity, to acquire new forest tracts, to purchase additional inventory and production equipment and to improve and upgrade our internal control and management system will require capital expenditures in 2011. We expect that we need $2 million to acquire forest tracts, $1.5 million to purchase new production equipment, $0.5 million to develop and expand our sales and marketing department, as well as $0.5 million to purchase raw materials for the production. We may also need further funding for working capital, investments, potential acquisitions and other corporate requirements. We cannot assure you that cash generated from our operations will be sufficient to fund these development plans, or that our actual capital expenditures and investments will not significantly exceed our current planned amounts. If any of these conditions arises, we may have to seek additional external financing to satisfy our capital needs. Our ability to obtain external financing at a reasonable cost is subject to a variety of uncertainties. Failure to obtain sufficient external funds for our development plans could adversely affect our business, financial condition and operating performance.

Our planned expansion could be delayed or adversely affected by, among other things, difficulties in obtaining sufficient financing, raw materials, or human or other resource constraints.

Our planned expansion could be delayed or adversely affected by, among other things, difficulties in obtaining sufficient financing, raw materials, or human or other resource constraints. Moreover, the costs involved in these projects may exceed those originally contemplated. Costs savings and other economic benefits expected from these projects may not materialize as a result of any such project delays, cost overruns or changes in market circumstances. Failure to obtain intended economic benefits from these projects could adversely affect our business, financial condition and operating performances.

We encounter substantial competition in our business and any failure to compete effectively could adversely affect our results of operations.

We encounter strong competition from both domestic and international plywood producers. None of our competitors focus solely on plywood production while we focus only on producing radiate pine and eucalyptus plywood products. We anticipate that our competitors will continue to expand and seek to obtain additional market share with competitive prices and performance characteristics. Aggressive expansion by our competitors or the emergence of new competitors into our markets could have a material adverse effect on our business, results of operations and financial condition. In addition, any decrease on the demand for radiate pine and eucalyptus plywood products could have a more detrimental material adverse effect on our business as compared with our competitors.

We need to properly manage our growth and plans for expansion in order to achieve our expected revenues. Our failure to manage growth will cause a disruption of our operations resulting in the failure to meet revenue projections.

In order to maximize potential growth in our current and potential markets, we believe that we must expand our production operations. This expansion will place a significant strain on our management and our operational, accounting, and information systems. We expect that we will need to continue to improve our financial controls, operating procedures, and management information systems. We will also need to effectively train, motivate, and manage our employees. Our failure to manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

We cannot assure you that our growth strategy will be successful which may result in a negative impact on our growth, financial condition, results of operations and cash flow.

One of our strategies is to grow through acquiring additional forest tracts to increase direct access to raw materials thus reducing dependence on logs from external suppliers. However, there are many obstacles to acquiring new forest tracts. We cannot, therefore, assure you that we will be able to successfully overcome such obstacles and increase our direct access to raw materials. Our inability to implement this growth strategy successfully may have a negative impact on our growth, future financial condition, results of operations or cash flows.

If we need additional capital to fund our expansion, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

If adequate additional financing is not available on reasonable terms or the Chinese government significantly alters regulations regarding the acquisition of new forest tracts, we may not be able to increase direct access to raw materials, and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our securities can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If we need additional funding we will, most likely, seek such funding in the United States (although we may be able to obtain funding in the PRC) and the market fluctuations affect on our stock price could limit our ability to obtain equity financing.

If we cannot obtain additional funding, we may be required to: (i) limit our expansion; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures. Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are favorable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to the Units. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

Need for additional employees.

The Company’s future success also depends upon its continuing ability to attract and retain highly qualified personnel. Expansion of the Company’s business and operation will require additional managers and employees with industry experience, and the success of the Company will be highly dependent on the Company’s ability to attract and retain skilled management personnel and other employees. There can be no assurance that the Company will be able to attract or retain highly qualified personnel. Competition for skilled personnel in the construction industry is significant. This competition may make it more difficult and expensive to attract, hire and retain qualified managers and employees.

The loss of the services of our key employees, particularly the services rendered by Xiaoling Ye, our Chairman, Zhikang Li, our Chief Executive Officer and Director, and Hang Sang (Randolph) Lau, our Chief Financial Officer, could harm our business.

Our success depends to a significant degree on the services rendered to us by our key employees. If we fail to attract, train and retain sufficient numbers of these qualified people, our prospects, business, financial condition and results of operations will be materially adversely affected. In particular, we are heavily dependent on the continued services of Xiaoling Ye, our Chairman, Zhikang Li, our Chief Executive Officer and Director, and Hang Sang (Randolph) Lau, our Chief Financial Officer. The loss of any key employees, including members of our senior management team, and our inability to attract highly skilled personnel with sufficient experience in our industry, could harm our business.

Our failure to comply with increasingly stringent environmental regulations and related litigation could result in significant penalties, damages and adverse publicity for our business.

In recent years, the government of China has become increasingly concerned with the degradation of China’s environment that has accompanied the country’s rapid economic growth. In the future, we expect that our operations and properties will be subject to extensive and increasingly stringent laws and regulations pertaining to, among other things, the restriction on sawmill operations or otherwise relating to protection of the environment. Failure to comply with any laws and regulations and future changes to them may result in significant consequences to us, including civil and criminal penalties, liability for damages and negative publicity. We cannot assure you that additional environmental issues will not require currently unanticipated investigations, assessments or expenditures, or that requirements applicable to us will not be altered in ways that will require us to incur significant additional costs.

We will incur significant costs to ensure compliance with United States corporate governance and accounting requirements.

We will incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the SEC. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We may not be able to meet the internal control reporting requirements imposed by the SEC resulting in a possible decline in the price of our common stock and our inability to obtain future financing.

As directed by Section 404 of the Sarbanes-Oxley Act, the SEC adopted rules requiring each public company to include a report of management on the company’s internal controls over financial reporting in its annual reports. Although the Dodd-Frank Wall Street Reform and Consumer Protection Act exempts companies with a public float of less than $75 million from the requirement that our independent registered public accounting firm attest to our financial controls, this exemption does not affect the requirement that we include a report of management on our internal control over financial reporting and does not affect the requirement to include the independent registered public accounting firm’s attestation if our public float exceeds $75 million.

While we expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404 of the Sarbanes-Oxley Act, there is a risk that we may not be able to comply timely with all of the requirements imposed by this rule. Regardless of whether we are required to receive a positive attestation from our independent registered public accounting firm with respect to our internal controls, if we are unable to do so, investors and others may lose confidence in the reliability of our financial statements and our stock price and ability to obtain equity or debt financing as needed could suffer.

In addition, in the event that our independent registered public accounting firm is unable to rely on our internal controls in connection with its audit of our financial statements, and in the further event that it is unable to devise alternative procedures in order to satisfy itself as to the material accuracy of our financial statements and related disclosures, it is possible that we would be unable to file our Annual Report on Form 10-K with the SEC, which could also adversely affect the market for and the market price of our common stock and our ability to secure additional financing as needed.

Risks Relating To Our Industry

The forest products industry is highly competitive

The forest products industry is highly competitive in terms of price and quality. Wood products are subject to increasing competition from a variety of substitute products, including non-wood and engineered wood products. For example, plywood markets are subject to competition from oriented strand board.

Our ability to harvest timber may be subject to limitations which could adversely affect our operations

Weather conditions, timber growth cycles, access limitations, availability of contract loggers, and regulatory requirements associated with the protection of wildlife and water resources may restrict harvesting of timberlands as may other factors, including damage by fire, insect infestation, disease, prolonged drought, flooding and other natural disasters. Changes in global climate conditions could intensify one or more of these factors. Although damage from such natural causes usually is localized and affects only a limited percentage of the timber, there can be no assurance that any damage affecting our timberlands will in fact be so limited. As is common in the forest products industry, we do not maintain insurance coverage with respect to damage to our timberlands.

Our revenues, net income and cash flow from operations are dependent to a significant extent on the pricing of our products and our continued ability to harvest timber at adequate levels. In addition, the terms of our long-term debt agreements limit our ability to fund dividends to stockholders by accelerating the harvest of significant amounts of timber.

We may be subject to substantial liability should the export of our plywood products encounter anti-dumping allegations from the European Union, United States or other import countries, or our plywood products cause personal injury or illness. We do not maintain any product liability insurance or anti-dumping insurance to cover our potential liabilities.

The sale of plywood products for the manufacture of furniture involves an inherent risk of injury to consumers. Such injuries may result from injuries caused by defective furniture or illness such as rashes caused by chemical used to prevent mold in furniture shipments. We cannot assure you that furniture made from our plywood products will not cause a health-related illness in the future, or that we will not be subject to claims or lawsuits relating to such matters. We may also subject to anti-dumping appeals from European countries, the United States or other import countries resulting from our large-scale export of plywood products.

Even if a product liability claim or anti-dumping appeal is unsuccessful or is not fully pursued, the negative publicity surrounding any assertions that our products caused personal injury or illness could adversely affect our reputation with customers and our corporate image. A product liability or anti-dumping judgment against us could have a material adverse effect on our revenues, profitability and business reputation.

If the plywood industry in the PRC does not grow as we expect, our results of operations and financial condition will be adversely affected.

We believe plywood products have strong growth potential in the PRC. The market for plywood in the PRC has grown in recent years due to China’s high housing demand and infrastructure construction needs, which has been the result of double-digit annual growth in the Chinese economy. Due to the recent worldwide recession, the growth of the Chinese economy has slowed. If the plywood industry in the PRC does not recover and grow as we expect, our business will be harmed, we will need to adjust our growth strategy, and our results of operation will be adversely affected.

Risks Relating to the People's Republic of China

Certain political and economic considerations relating to the PRC could adversely affect our company.

The PRC is transitioning from a planned economy to a market economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC’s economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of restrictions on currency conversion in addition to those described below.

The recent nature and uncertain application of many PRC laws applicable to us create an uncertain environment for business operations and they could have a negative effect on us.

The PRC legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects.

Currency conversion could adversely affect our financial condition.

The PRC government imposes control over the conversion of Renminbi into foreign currencies. Under the current unified floating exchange rate system, the People’s Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day’s dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

Pursuant to the Foreign Exchange Control Regulations of the PRC issued by the State Council which came into effect on April 1, 1996, and the Regulations on the Administration of Foreign Exchange Settlement, Sale and Payment of the PRC which came into effect on July 1, 1996, regarding foreign exchange control, conversion of Renminbi into foreign exchange by Foreign Investment Enterprises, or FIEs, for use on current account items, including the distribution of dividends and profits to foreign investors, is permissible. FIEs are permitted to convert their after-tax dividends and profits to foreign exchange and remit such foreign exchange to their foreign exchange bank accounts in the PRC. Conversion of Renminbi into foreign currencies for capital account items, including direct investment, loans, and security investment, is still under certain restrictions. On January 14, 1997, the State Council amended the Foreign Exchange Control Regulations and added, among other things, an important provision, which provides that the PRC government shall not impose restrictions on recurring international payments and transfers under current account items.

Enterprises in the PRC (including FIEs) which require foreign exchange for transactions relating to current account items, may, without approval of the State Administration of Foreign Exchange, or SAFE, effect payment from their foreign exchange account or convert and pay at the designated foreign exchange banks by providing valid receipts and proofs.

Convertibility of foreign exchange in respect of capital account items, such as direct investment and capital contribution, is still subject to certain restrictions, and prior approval from the SAFE or its relevant branches must be sought.

Furthermore, the Renminbi is not freely convertible into foreign currencies nor can it be freely remitted abroad. Under the PRC’s Foreign Exchange Control Regulations and the Administration of Settlement, Sales and Payment of Foreign Exchange Regulations, Foreign Invested Enterprises are permitted either to repatriate or distribute its profits or dividends in foreign currencies out of its foreign exchange accounts, or exchange Renminbi for foreign currencies through banks authorized to conduct foreign exchange business. The conversion of Renminbi into foreign exchange by Foreign Invested Enterprises for recurring items, including the distribution of dividends to foreign investors, is permissible. The conversion of Renminbi into foreign currencies for capital items, such as direct investment, loans and security investment, is subject, however, to more stringent controls.

Our operating company is a FIE to which the Foreign Exchange Control Regulations are applicable. Accordingly, we will have to maintain sufficient foreign exchange to pay dividends and/or satisfy other foreign exchange requirements.

Exchange rate volatility could adversely affect our financial condition.

Since 1994, the exchange rate for Renminbi against the United States dollar has remained relatively stable, most of the time in the region of approximately RMB8.28 to $1.00. However, in 2005, the Chinese government announced that it would begin pegging the exchange rate of the Chinese Renminbi against a number of currencies, rather than just the U.S. dollar and, the exchange rate for the Renminbi against the U.S. dollar became RMB8.02 to $1.00. If we decide to convert Chinese Renminbi into United States dollars for other business purposes and the United States dollar appreciates against this currency, the United States dollar equivalent of the Chinese Renminbi we convert would be reduced. There can be no assurance that future movements in the exchange rate of Renminbi and other currencies will not have an adverse effect on our financial condition.

Since our assets are located in the PRC, any dividends of proceeds from liquidation are subject to the approval of the relevant Chinese government agencies.

Our operating assets are located inside the PRC. Under the laws governing Foreign Invested Enterprises in the PRC, dividend distribution and liquidation are allowed but subject to special procedures under the relevant laws and rules. Any dividend payment will be subject to the decision of the board of directors and subject to foreign exchange rules governing such repatriation. Any liquidation is subject to the relevant government agency’s approval and supervision as well as the foreign exchange control. This may generate additional risk for our investors in case of dividend payment and liquidation.

It may be difficult to affect service of process and enforcement of legal judgments upon our company and our officers and directors because they reside outside the United States.

As our operations are presently based in the PRC and our director and officer resides in the PRC, service of process on our company and such director and officer may be difficult to effect within the United States. Also, our main assets are located in the PRC and any judgment obtained in the United States against us may not be enforceable outside the United States.

Due to various restrictions under PRC laws on the distribution of dividends by our PRC Operating Companies, we may not be able to pay dividends to our stockholders.

The Wholly-Foreign Owned Enterprise Law (1986), as amended and The Wholly-Foreign Owned Enterprise Law Implementing Rules (1990), as amended and the Company Law of the PRC (2006) contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, such companies are required to set aside a certain amount of their accumulated profits each year, if any, to fund certain reserve funds. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from the Company’s profits.

Furthermore, if our subsidiaries in China incur debt on their own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through these contractual or dividend arrangements, we may be unable to pay dividends on our common stock.

Risks Related To Our Securities

In order to raise sufficient funds to expand our operations, we may have to issue additional securities at prices which may result in substantial dilution to our shareholders.

If we raise additional funds through the sale of equity or convertible debt, our current stockholders’ percentage ownership will be reduced. In addition, these transactions may dilute the value of our common shares outstanding. We may have to issue securities that may have rights, preferences and privileges senior to our common stock. We cannot provide assurance that we will be able to raise additional funds on terms acceptable to us, if at all. If future financing is not available or is not available on acceptable terms, we may not be able to fund our future needs, which would have a material adverse effect on our business plans, prospects, results of operations and financial condition.

Our articles of incorporation provide for indemnification of officers and directors at our expense and limit their liability which may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Our articles of incorporation and applicable Nevada law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person's written promise to repay us if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us which we will be unable to recoup.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under federal securities laws is against public policy as expressed in the Securities Act of 1933, as amended (the “Securities Act”) and is, therefore, unenforceable. In the event that a claim for indemnification for liabilities arising under federal securities laws, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will (unless in the opinion of our counsel, the matter has been settled by controlling precedent) submit to a court of appropriate jurisdiction, the question whether indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The legal process relating to this matter if it were to occur is likely to be very costly and may result in us receiving negative publicity, either of which factors is likely to materially reduce the market and price for our shares, if such a market ever develops.

We may be subject to the penny stock rules which will make our securities more difficult to sell.

We may be subject in the future to the SEC’s “penny stock” rules if our securities sell below $5.00 per share. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for our securities. As long as our securities are subject to the penny stock rules, the holders of such securities may find it more difficult to sell their securities.

Our controlling shareholders may take actions that conflict with your interests.

All of our officers and directors beneficially own approximately 86.39% of our common stock upon automatic conversion of the Series M Preferred Stock pursuant to the terms of the Exchange Agreement. In this case, all of our officers and directors will be able to exercise control over all matters requiring shareholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions, and they will have significant control over our management and policies. The directors elected by these shareholders will be able to significantly influence decisions affecting our capital structure. This control may have the effect of delaying or preventing changes in control or changes in management, or limiting the ability of our other shareholders to approve transactions that they may deem to be in their best interest. For example, our controlling shareholders will be able to control the sale or other disposition of our operating businesses and subsidiaries to another entity.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for certain customers. FINRA requirements will likely make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in our common stock.

Our shares of common stock are very thinly traded, and the price may not reflect our value and there can be no assurance that there will be an active market for our shares of common stock either now or in the future.

Our shares of common stock are thinly traded. Due to the illiquidity, the market price may not accurately reflect our relative value. There can be no assurance that there will be an active market for our shares of common stock either now or in the future. Investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business. If a more active market should develop, the price may be highly volatile. Because there may be a low price for our shares of common stock, many brokerage firms may not be willing to effect transactions in the securities. Even if an investor finds a broker willing to effect a transaction in the shares of our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of such shares of common stock as collateral for a loans.

CHINA REGULATIONS AFFECTING OUR BUSINESS

This section sets forth a summary of the most significant Chinese regulations or requirements that may affect our business activities in China or our shareholders’ right to receive dividends and other distributions of profits from the PRC subsidiaries.

Foreign Investment in PRC Operating Companies

The Foreign Investment Industrial Catalogue jointly issued by the Ministry of Commerce for the People’s Republic of China and the National Development and Reform Commission in 2007 classified various industries/business into three different categories: (i) encouraged for foreign investment; (ii) restricted to foreign investment; and (iii) prohibited from foreign investment. For any industry/business not covered by any of these three categories, they will be deemed industries/business permitted to have foreign investment. Except for those expressly provided restrictions, encouraged and permitted industries/business are usually 100% open to foreign investment and ownership. With regard to those industries/business restricted to or prohibited from foreign investment, there is always a limitation on foreign investment and ownership. The PRC Subsidiary’s business does not fall under the industry categories that are restricted to, or prohibited from foreign investment and is not subject to limitation on foreign investment and ownership.

Regulation of Foreign Currency Exchange

Foreign currency exchange in the PRC is governed by a series of regulations, including the Foreign Currency Administrative Rules (1996), as amended, and the Administrative Regulations Regarding Settlement, Sale and Payment of Foreign Exchange (1996), as amended. Under these regulations, the Renminbi is freely convertible for trade and service-related foreign exchange transactions, but not for direct investment, loans or investments in securities outside the PRC without the prior approval of China’s State Administration of Foreign Exchange. Pursuant to the Administrative Regulations Regarding Settlement, Sale and Payment of Foreign Exchange (1996), Foreign Investment Entities may purchase foreign exchange without the approval of the State Administration of Foreign Exchange for trade and service-related foreign exchange transactions by providing commercial documents evidencing these transactions. They may also retain foreign exchange, subject to a cap approved by the State Administration of Foreign Exchange, to satisfy foreign exchange liabilities or to pay dividends. However, the relevant Chinese government authorities may limit or eliminate the ability of foreign investment entities to purchase and retain foreign currencies in the future. In addition, foreign exchange transactions for direct investment, loan and investment in securities outside the PRC are still subject to limitations and require approvals from the State Administration of Foreign Exchange.

On July 21, 2005, the PRC government changed its decade old policy of pegging its currency to the U.S. currency. Under that policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximate 21% appreciation of the Renminbi against the U.S. dollar between 2005 and 2008. However, the PRC government decided to repeg the Renminbi to U.S. Dollars in response to the financial crisis in 2008. On June 19, 2010, China ended the peg of Renminbi to the U.S. Dollar which allowed a greater flexibility of its exchange rate. There remains significant international pressure on the appreciation of the Renminbi against the U.S. Dollar. To the extent any of our future revenues are denominated in currencies other than the United States dollar, we would be subject to increased risks relating to foreign currency exchange rate fluctuations which could have a material adverse affect on our financial condition and operating results since operating results are reported in United States dollars and significant changes in the exchange rate could materially impact our reported earnings.

Regulation of Foreign Investment Entities’ Dividend Distribution

The principal laws and regulations in the PRC governing distribution of dividends by foreign investment entities include:

(i)	The Sino-foreign Equity Joint Venture Law (1979), as amended, and the Regulations for the Implementation of the Sino-foreign Equity Joint Venture Law (1983), as amended;

(ii)	The Sino-foreign Cooperative Enterprise Law (1988), as amended, and the Detailed Rules for the Implementation of the Sino-foreign Cooperative Enterprise Law (1995), as amended;

(iii)	The Foreign Investment Enterprise Law (1986), as amended, and the Regulations of Implementation of the Foreign Investment Enterprise Law (1990), as amended.

Under these regulations, foreign investment entities in the PRC may pay dividends only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, foreign-invested enterprises in the PRC are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds unless such reserve funds have reached 50% of their respective registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign investment entity has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Regulation of a Foreign Currency’s Conversion into Renminbi and Investment by Foreign Investment Entities

On August 29, 2008, the State Administration of Foreign Exchange issued a Notice of the General Affairs Department of the State Administration of Foreign Exchange on the Relevant Operating Issues concerning the Improvement of the Administration of Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises or Notice 142, to further regulate the foreign exchange of foreign investment entities. According to the Notice 142, foreign investment entities shall obtain verification report from a local accounting firm before converting its registered capital of foreign currency into Renminbi, and the converted Renminbi shall be used for the business within its permitted business scope. The Notice 142 explicitly prohibits foreign investment entities from using Renminbi converted from foreign capital to make equity investments in the PRC, unless the domestic equity investment is within the approved business scope of the foreign investment entity and has been approved by the State Administration of Foreign Exchange in advance.

Regulation of Foreign Exchange in Certain Onshore and Offshore Transactions

In October 2005, the State Administration of Foreign Exchange issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Return Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or the State Administration of Foreign Exchange Notice 75, which became effective as of November 1, 2005, and was further supplemented by two implementation notices issued by the State Administration of Foreign Exchange on November 24, 2005 and May 29, 2007, respectively. The State Administration of Foreign Exchange Notice 75 states that PRC residents, whether natural or legal persons, must register with the relevant local State Administration of Foreign Exchange branch prior to establishing or taking control of an offshore entity established for the purpose of overseas equity financing involving onshore assets or equity interests held by them. The term “PRC legal person residents” as used in the State Administration of Foreign Exchange Notice 75 refers to those entities with legal person status or other economic organizations established within the territory of the PRC. The term “PRC natural person residents” as used in the State Administration of Foreign Exchange Notice 75 includes all PRC citizens and all other natural persons, including foreigners, who habitually reside in the PRC for economic benefit. The State Administration of Foreign Exchange implementation notice of November 24, 2005 further clarifies that the term “PRC natural person residents” as used under the State Administration of Foreign Exchange Notice 75 refers to those “PRC natural person residents” defined under the relevant PRC tax laws and those natural persons who hold any interests in domestic entities that are classified as “domestic-funding” interests.

PRC residents are required to complete amended registrations with the local State Administration of Foreign Exchange branch upon: (i) injection of equity interests or assets of an onshore enterprise to the offshore entity, or (ii) subsequent overseas equity financing by such offshore entity. PRC residents are also required to complete amended registrations or filing with the local State Administration of Foreign Exchange branch within 30 days of any material change in the shareholding or capital of the offshore entity, such as changes in share capital, share transfers and long-term equity or debt investments and these changes do not relate to return investment activities. PRC residents who have already organized or gained control of offshore entities that have made onshore investments in the PRC before the State Administration of Foreign Exchange Notice 75 was promulgated must register their shareholdings in the offshore entities with the local State Administration of Foreign Exchange branch on or before March 31, 2006.

Under the State Administration of Foreign Exchange Notice 75, PRC residents are further required to repatriate into the PRC all of their dividends, profits or capital gains obtained from their shareholdings in the offshore entity within 180 days of their receipt of such dividends, profits or capital gains. The registration and filing procedures under the State Administration of Foreign Exchange Notice 75 are prerequisites for other approval and registration procedures necessary for capital inflow from the offshore entity, such as inbound investments or shareholders loans, or capital outflow to the offshore entity, such as the payment of profits or dividends, liquidating distributions, equity sale proceeds, or the return of funds upon a capital reduction.

Government Regulations Relating to Taxation

On March 16, 2007, the National People’s Congress, approved and promulgated the PRC Enterprise Income Tax Law. The PRC Enterprise Income Tax Law took effect on January 1, 2008. Under the PRC Enterprise Income Tax Law, foreign investment entities and domestic companies are subject to a uniform tax rate of 25%. The PRC Enterprise Income Tax Law provides a five-year transition period starting from its effective date for those enterprises which were established before the promulgation date of the PRC Enterprise Income Tax Law and which were entitled to a preferential lower tax rate under the then-effective tax laws or regulations.

On December 26, 2007, the State Council issued a Notice on Implementing Transitional Measures for Enterprise Income Tax, providing that the enterprises that have been approved to enjoy a low tax rate prior to the promulgation of the PRC Enterprise Income Tax Law will be eligible for a five-year transition period since 1 January, 2008, during which time the tax rate will be increased step by step to the 25% unified tax rate set out in the PRC Enterprise Income Tax Law. From 1 January, 2008, for the enterprises whose applicable tax rate was 15% before the promulgation of the PRC Enterprise Income Tax Law , the tax rate will be increased to 18% for year 2008, 20% for year 2009, 22% for year 2010, 24% for year 2011, 25% for year 2012. For the enterprises whose applicable tax rate was 24%, the tax rate will be changed to 25% from January 1, 2008.

The PRC Enterprise Income Tax Law provides that an income tax rate of 20% may be applicable to dividends payable to non-PRC investors that are “non-resident enterprises”. Non-resident enterprises refer to enterprises which do not have an establishment or place of business in the PRC, or which have such establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC. The income tax for non-resident enterprises shall be subject to withholding at the income source, with the payor acting as the obligatory withholder under the PRC Enterprise Income Tax Law, and therefor such income taxes generally called withholding tax in practice. The State Council of the PRC has reduced the withholding tax rate from 20% to 10% through the Implementation Rules of the PRC Enterprise Income Tax Law. It is currently unclear in what circumstances a source will be considered as located within the PRC. We are a U.S. holding company and substantially all of our income is derived from dividends we receive from our subsidiaries located in the PRC. Thus, if we are considered as a “non-resident enterprise” under the PRC Enterprise Income Tax Law and the dividends paid to us by our subsidiary in the PRC are considered income sourced within the PRC, such dividends may be subject to a 10% withholding tax.

Such income tax may be exempted or reduced by the State Council of the PRC or pursuant to a tax treaty between the PRC and the jurisdictions in which our non-PRC shareholders reside. For example, the 10% withholding tax is reduced to 5% pursuant to the Double Tax Avoidance Agreement Between Hong Kong and Mainland China if the beneficial owner in Hong Kong owns more than 25% of the registered capital in a company in the PRC.

The new tax law provides only a framework of the enterprise tax provisions, leaving many details on the definitions of numerous terms as well as the interpretation and specific applications of various provisions unclear and unspecified. Any increase in the combined company’s tax rate in the future could have a material adverse effect on its financial conditions and results of operations.

Regulations of Overseas Investments and Listings

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce of the People’s Republic of China, the China Securities Regulatory Commission, the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, and the State Administration of Foreign Exchange, jointly amended and released the Merger & Acquisition Rules, which became effective on September 8, 2006. This regulation, among other things, includes provisions that purport to require that an offshore special purpose vehicle formed for purposes of overseas listing of equity interest in PRC companies and controlled directly or indirectly by PRC companies or individuals obtain the approval of the China Securities Regulatory Commission prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

On September 21, 2006, the China Securities Regulatory Commission published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The China Securities Regulatory Commission approval procedures require the filing of a number of documents with China Securities Regulatory Commission and it would take several months to complete the approval process. The application of the Merger & Acquisition Rules with respect to overseas listings of special purpose vehicles remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope of the applicability of the China Securities Regulatory Commission approval requirement.

Regulation of Work Safety

On June 29, 2002, the Work Safety Law of the PRC was adopted by the Standing Committee of the 9th National People’s Congress and came into effect on November 1, 2002, as amended on August 27, 2009. The Work Safety Law provides general work safety requirements for entities engaging in manufacturing and business activities within the PRC. Additionally, Regulation on Work Safety Licenses, as adopted by the State Council on January 7, 2004 effective on January 13, 2004, requires enterprises engaging in the manufacture of dangerous chemicals to obtain a work safety license with a term of three years. If a work safety license needs to be extended, the enterprise must go through extension procedures with authorities three months prior to its expiration. In addition, on May 17, 2004, the Measures for Implementation of Work Safety Licenses of Dangerous Chemicals Production was promulgated as implementing measures to the Regulation on Work Safety Licenses which provides that entities producing dangerous chemicals are required to obtain work safety licenses pursuant to specific requirements. Without work safety licenses, no entity may engage in the formal manufacture of dangerous chemicals.

The Regulations on the Safety Administration of Dangerous Chemicals was promulgated by the State Council on January 26, 2002, effective as of March 15, 2002. It sets forth general requirements for manufacturing and the storage of dangerous chemicals in China. The Regulations on the Safety Administration of Dangerous Chemicals requires that companies manufacturing dangerous chemicals establish and strengthen their internal regulations and rules on safety control and fulfill the national standards and other relevant provisions of the State. In addition, according to the Regulations on the Safety Administration of Dangerous Chemicals, companies that manufacture, store, transport or use dangerous chemicals shall be required to obtain corresponding approvals or licenses with the State Administration of Work Safety and its local branches and other proper authorities. Companies that manufacture or store dangerous chemicals without approval or registration with the proper authorities can be shut down, ordered to stop manufacturing or ordered to destroy the dangerous chemicals. Such companies can also be subject to fines. If criminal law is violated, the persons chiefly liable, along with other personnel directly responsible for such impropriety, shall be subject to relevant criminal liability.

Regulations on Environmental Protection

According to the Prevention and Control of Water Pollution Law, as adopted by the Standing Committee of the 10th National People’s Congress on February 28, 2008 and effective on June 1, 2008, China adopted a licensing system for pollutant discharge. Companies directly or indirectly responsible for discharge of industrial waste water or medical sewage to waters shall be required to obtain a pollutant discharge license. All companies are prohibited from discharging wastewater and sewage to waters without or in violation of the terms of the pollutant discharge license.

The Regulations on the Administration of Construction Projects Environmental Protection, as adopted by the State Council on November 18, 1998 and effective on November 29, 1998, governs construction projects and the impact such projects will have on the environment. Pursuant to the Regulations on the Administration of Construction Projects Environmental Protection, the governing body is responsible for supervising the implementation of a three tiered system that includes (i) reviewing and approving a construction project, (ii) overseeing the construction project and (iii) to inspect the finished construction project and ensure that all harmful pollutants are disposed of correctly. Manufacturing companies are required to apply for inspection with environment protection authorities upon completion of a construction project.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements. When used in this Prospectus or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” “may,” “project,” “plan” or “continue,” and similar expressions are intended to identify forward-looking statements. They also include statements containing a projection of revenues, earnings or losses, capital expenditures, dividends, capital structure or other financial terms.

The forward-looking statements in this Prospectus are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus might not occur. We qualify any and all of our forward-looking statements entirely by these cautionary factors. As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

USE OF PROCEEDS

The selling security holders will receive all proceeds from the sale of the shares of our common stock in this offering. We will not receive any proceeds from the sale of the shares of our common stock offered pursuant to this Prospectus by the selling security holders. We will bear all expenses other than transfer taxes of registration incurred in connection with this offering, but all commissions, selling and other expenses incurred by the selling security holders to underwriters, agents, brokers and dealers will be borne by them.

DETERMINATION OF OFFERING PRICE

Since our common stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was determined by the price of the common stock that was sold to our security holders pursuant to an exemption under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated under the Securities Act of 1933. Our common stock is quoted on the OTCQB of the Pink OTC Markets, under the symbol “CNWD.”  There is very limited and sporadic trading of our common stock. The existence of these limited and sporadic quotations is not deemed to constitute an “established public trading market.” The selling security holders will sell the common stock being registered at a fixed price of $4.00 per shares until the shares are quoted on the OTC Bulletin Board or other specified market and after that at prevailing market prices or privately negotiated prices.

There are 10,000,018 shares of common stock issued and outstanding. There are also 1,336,244 shares of Series A Preferred Stock that were issued in the private placement. The shares underlying the 1,336,244 shares of Series A Preferred Stock are being registered in this Registration Statement. Additionally, we issued 668,123 Series A Warrants to the selling stockholders. The shares underlying the 668,123 Series A Warrants are also being registered in this Registration Statement. Lastly, we issued 133,624 Placement Agent Warrants. The shares underlying the 133,624 Placement Agent Warrants are also being registered in this Registration Statement. There are no other options or warrants to purchase, or securities convertible into, common equity.

The only securities that we have agreed to register are the shares underlying the Series A Preferred Stock, Series A Warrants and Placement Agent Warrants that are being registered in this Registration Statement. We are not and have not proposed to publicly offer any other securities that would have a material effect on the market of our common stock.

The selling stockholders may offer all or part of their Shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. The price of $4.00 per Unit that the selling stockholders paid for the Shares in the private placement does not reflect market forces, and it should not be regarded as an indicator of any future market price of our securities.

Although our common stock is not listed on a public exchange, we will be filing to obtain a quotation on the OTCBB concurrently with the filing of this prospectus. In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our common stock will trade at market prices in excess of the initial offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

SELLING SECURITY HOLDERS

We are registering for resale by the selling stockholders identified below from time to time of up to a total of 4,041,048 shares of our common stock that were issued to selling stockholders pursuant to transactions exempt from registration under the Securities Act. All shares of our common stock offered by this prospectus are being offered by the selling stockholders for their own accounts. We are registering the shares to permit the selling stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this Prospectus to resell all, some or none of the shares covered by the prospectus when and as they deem appropriate in the manner described in the “Plan of Distribution” and in any applicable prospectus supplement. As of the date of this prospectus there are 10,000,018 shares of common stock issued and outstanding, 1,336,244 shares issuable upon the conversion of Series A Preferred Stock and an additional 801,747 shares issuable upon the exercise of investor and placement agent warrants.

Private Placement

On September 30, 2010, we completed a private placement in which we sold to certain accredited investors investment units, each consisting of one share of our Series A Preferred Stock and Series A warrants to purchase up to 0.5 shares of our common stock, for aggregate gross proceeds of $5,344,975, pursuant to a securities purchase agreement dated the same date (the “Private Placement”).  The foregoing issuance was made in reliance upon exemptions provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.  For additional information regarding the private placement and full copies of the related transaction documents, please see our Report on Form 8-K filed with the SEC on October 1, 2010.

Selling Stockholders

The following table sets forth:

●	the name of the selling stockholders,

●	the number of shares of our common stock that the selling stockholders beneficially owned prior to the offering for resale of the shares under this prospectus,

●	the maximum number of shares of our common stock that may be offered for resale for the account of the selling stockholders under this prospectus, and

●
the number and percentage of shares of our common stock to be beneficially owned by the selling stockholders after the offering of the shares (assuming all of the offered shares are sold by the selling stockholders).

None of the selling stockholders has served as our officer or director or any of its predecessors or affiliates within the last three years, nor has any selling stockholder had a material relationship with us.

Newbridge Securities Corporation (“Newbridge”) acted as our placement agent in connection with the Private Placement. For its services, we paid (i) a non-refundable cash retainer of $15,000; (ii) a cash fee payable upon the closing equal to 8.0% of the gross proceeds raised in the Private Placement received from individual, retail investors and 6.0% of the gross proceeds raised in the Private Placement received from institutional investors; (iii) a corporate finance fee payable in cash upon the closing equal to 2.0% of the gross proceeds received in the Private Placement; and (iv) equity compensation consisting of five-year warrants to purchase shares of our common stock equal to 10.0% of the number of shares of common stock underlying the securities issued in the Private Placement, exercisable at any time at a price equal to $4.80 per share (the “Agent Warrants”) and (v) reasonable expenses relating to the Private Placement.

In addition, Newbridge received shares of our common stock equal to 2.0% of the total number of issued and outstanding shares of common stock on a fully-diluted basis after the closing of the Private Placement and related share exchange in accordance with an agreement with a private shareholder.

Bristol Investment Group, Inc., an SEC registered broker-dealer and member of FINRA and an affiliate of Paragon Capital, LP, acted as a selected broker-dealer in the Private Placement and is entitled to a portion of the fees earned by Newbridge.

Except for Newbridge, our placement agent in the Private Placement, and Paragon Capital, LP, none of the selling stockholders is a broker dealer or an affiliate of a broker dealer. None of the selling stockholders had any agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time of purchase.

Each selling stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholders will sell all of the shares offered for sale. A selling stockholder is under no obligation, however, to sell any shares pursuant to this prospectus.

Name	Shares of Common Stock Beneficially Owned prior to Offering (1)	Maximum Number of Shares of Common Stock to be Offered (2)	Number of Shares of Common Stock Beneficially Owned after Offering	Percent Ownership after Offering (3)
Common Stock and Investor Warrants
Gibralt Capital Corporation (4)	187,500	187,500	0	0%
The USX China Fund (5)	45,000	45,000	0	0%
Silver Rock II Limited (6)	131,250	131,250	0	0%
Chestnut Ridge Partners (7)	149,993	149,993	0	0%
Shira Capital LLC (8)	299,999	299,999	0	0%
Paragon Capital LP (9)	716527	187,500	529,027	5.29%
Anson Investments Master Fund, LP (10)	150,000	150,000	0	0%
MidSouth Investor Fund LP (11)	112,500	112,500	0	0%
Advanced Series Trust-AST Academic Strategies Portfolio (12)	30,750	30,750	0	0%
AQR Funds-AQR Diversified Arbitrage Fund (13)	282,000	282,000	0	0%
AQR Opportunistic Premium Offshore Fund, LP (14)	38,625	38,625	0	0%
CNH Diversified Opportunities Master Account L.P. (15)	23,625	23,625	0	0%
William Horner (16)	75,000	75,000	0	0%
Cornelius Prior (17)	187,500	187,500	0	0%
Next View Capital, LP (18)	75,000	75,000	0	0%
Somasundararn Ilangovan (19)	18,750	18,750	0	0%
Michael Peter Lee (20)	9,375	9,375	0	0%
Placement Agent Warrants
Newbridge Securities Corporation (21)	133,624	133,624	0	0%
Escrow Shares
Well Asia Group Limited (22)	8,299,564	1,336,244	6,963,320	57.37%
Viking Investments Group, LLC
Viking Investments Group, LLC (23)	566,813	566,813	0	0%
Total	11,533,395	4,041,048	7,492,347	62.66%

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Such information is not necessarily indicative of ownership for any other purpose. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

(2)	Includes the number of shares set forth opposite each selling stockholders’ name, and the number of shares that may be issued pursuant to the Warrants.

(3)	The percentage of beneficial ownership is based on 12,138,008 shares of common stock outstanding post-offering.

(4)
Consists of 125,000 shares of our common stock underlying Series A Convertible Preferred Stock and 62,500 shares of our common stock underlying Warrants to purchase up to 62,500 shares of our common stock. Ryan Dunfield has voting and dispositive power over the shares held by the selling stockholder. Ryan Dunfield may be deemed to beneficially own the shares of common stock held by the selling stockholder.  Ryan Dunfield  disclaims beneficial ownership of such shares. The address for the selling stockholder is 1075 West Georgia St. Ste.2600 Vancouver, BC V6E3C9, Canada.

(5)
Consists of 30,000 shares of our common stock underlying Series A Convertible Preferred Stock and 15,000 shares of our common stock underlying Warrants to purchase up to 15,000 shares of our common stock. Stephen L. Parr has voting and dispositive power over the shares held by the selling stockholder. Stephen L. Parr may be deemed to beneficially own the shares of common stock held by the selling stockholder. Stephen L. Parr disclaims beneficial ownership of such shares. The address for the selling stockholder is 5100 Poplar Ave., Ste. 3117, Memphis, TN 38137.

(6)
Consists of 87,500 shares of our common stock underlying Series A Convertible Preferred Stock and 43,750 shares of our common stock underlying Warrants to purchase up to 43,750 shares of our common stock. Ezzat Jallad has voting and dispositive power over the shares held by the selling stockholder. Ezzat Jallad may be deemed to beneficially own the shares of common stock held by the selling stockholder. Ezzat Jallad disclaims beneficial ownership of such shares. The address for the selling stockholder is Sable Trust Rd Town, Tortola, BVI VG1110.

(7)
Consists of 99,995 shares of our common stock underlying Series A Convertible Preferred Stock and 49,998 shares of our common stock underlying Warrants to purchase up to 49,998 shares of our common stock. Kenneth Holz has voting and dispositive power over the shares held by the selling stockholder. Kenneth Holz may be deemed to beneficially own the shares of common stock held by the selling stockholder. Kenneth Holz disclaims beneficial ownership of such shares. The address for the selling stockholder is 10 Forest Ave, Paramus, NJ 07652.

(8)
Consists of 199,999 shares of our common stock underlying Series A Convertible Preferred Stock and 100,000 shares of our common stock underlying Warrants to purchase up to 100,000 shares of our common stock. Montgometry W. Cornell has voting and dispositive power over the shares held by the selling stockholder. Montgometry W. Cornell may be deemed to beneficially own the shares of common stock held by the selling stockholder. Montgometry W. Cornell disclaims beneficial ownership of such shares. The address for the selling stockholder is 71 S. Wacker Dr. Ste. 1900, Chicago, IL 60606.

(9)
Consists of 125,000 shares of our common stock underlying Series A Convertible Preferred Stock and 62,500 shares of our common stock underlying Warrants to purchase up to 62,500 shares of our common stock. Alan Donenfeld has voting and dispositive power over the shares held by the selling stockholder. Alan Donenfeld may be deemed to beneficially own the shares of common stock held by the selling stockholder. Alan Donenfeld disclaims beneficial ownership of such shares. The address for the selling stockholder is 110 East 59th Street, 29th fl, NY, NY 10022. Paragon is an affiliate of Bristol Investment Group, Inc., an SEC registered broker-dealer and member of FINRA.

(10)
Consists of 100,000 shares of our common stock underlying Series A Convertible Preferred Stock and 50,000 shares of our common stock underlying Warrants to purchase up to 50,000 shares of our common stock. Summer Keith has voting and dispositive power over the shares held by the selling stockholder. Summer Keith may be deemed to beneficially own the shares of common stock held by the selling stockholder. Summer Keith disclaims beneficial ownership of such shares. The address for the selling stockholder is 5950 Berkshire Lane Ste.510, Dallas, TX 75225.

(11)
Consists of 75,000 shares of our common stock underlying Series A Convertible Preferred Stock and 37,500 shares of our common stock underlying Warrants to purchase up to 37,500 shares of our common stock. Lyman O. Heidtke has voting and dispositive power over the shares held by the selling stockholder. Lyman O. Heidtke may be deemed to beneficially own the shares of common stock held by the selling stockholder. Lyman O. Heidtke disclaims beneficial ownership of such shares. The address for the selling stockholder is 201 4th Ave. North, Suite 1950, Nashville, TN 37219.

(12)
Consists of 20,500 shares of our common stock underlying Series A Convertible Preferred Stock and 10,250 shares of our common stock underlying Warrants to purchase up to 10,250 shares of our common stock. Brendan R. Kalb has voting and dispositive power over the shares held by the selling stockholder. Brendan R. Kalb may be deemed to beneficially own the shares of common stock held by the selling stockholder. Brendan R. Kalb disclaims beneficial ownership of such shares. The address for the selling stockholder is Two Greenwich Plaza, 1st Fl, Greenwich, CT 06830.

(13)
Consists of 188,000 shares of our common stock underlying Series A Convertible Preferred Stock and 94,000 shares of our common stock underlying Warrants to purchase up to 94,000 shares of our common stock. Brendan R. Kalb has voting and dispositive power over the shares held by the selling stockholder. Brendan R. Kalb may be deemed to beneficially own the shares of common stock held by the selling stockholder. Brendan R. Kalb disclaims beneficial ownership of such shares. The address for the selling stockholder is Two Greenwich Plaza, 1st Fl, Greenwich, CT 06830.

(14)
Consists of 25,750 shares of our common stock underlying Series A Convertible Preferred Stock and 12,875 shares of our common stock underlying Warrants to purchase up to 12,875 shares of our common stock. Brendan R. Kalb has voting and dispositive power over the shares held by the selling stockholder. Brendan R. Kalb may be deemed to beneficially own the shares of common stock held by the selling stockholder. Brendan R. Kalb disclaims beneficial ownership of such shares. The address for the selling stockholder is Two Greenwich Plaza, 1st Fl, Greenwich, CT 06830.

(15)
Consists of 15,750 shares of our common stock underlying Series A Convertible Preferred Stock and 7,875 shares of our common stock underlying Warrants to purchase up to 7,875 shares of our common stock. Robert Krail, Mark Mitchell and Todd Pulvino share voting and dispositive power over the shares held by the selling stockholder. Robert Krail, Mark Mitchell and Todd Pulvino may be deemed to beneficially own the shares of Common Stock held by the selling stockholder. Robert Krail, Mark Mitchell and Todd Pulvino disclaim beneficial ownership of such shares. The address for the selling stockholder is Two Greenwich Plaza, 1st Fl, Greenwich, CT 06830.

(16)
Consists of 50,000 shares of our common stock underlying Series A Convertible Preferred Stock and 25,000 shares of our common stock underlying Warrants to purchase up to 25,000 shares of our common stock. The address for the selling stockholder is 14340 Torrey Chase Blvd #190, Houston, TX 77014.

(17)
Consists of 125,000 shares of our common stock underlying Series A Convertible Preferred Stock and 62,500 shares of our common stock underlying Warrants to purchase up to 62,500 shares of our common stock. The address for the selling stockholder is Box 12030, St. Thomas, VI 00801.

(18)
Consists of 50,000 shares of our common stock underlying Series A Convertible Preferred Stock and 25,000 shares of our common stock underlying Warrants to purchase up to 25,000 shares of our common stock. Stewart R. Flink has voting and dispositive power over the shares held by the selling stockholder. Stewart R. Flink may be deemed to beneficially own the shares of common stock held by the selling stockholder. Stewart R. Flink disclaims beneficial ownership of such shares. The address for the selling stockholder is 180 Crestview Drive, Deerfield, IL  6005

(19)
Consists of 12,500 shares of our common stock underlying Series A Convertible Preferred Stock and 6,250 shares of our common stock underlying Warrants to purchase up to 6,250 shares of our common stock. The address for the selling stockholder is 229 Sydney Rd, Holland, PA 18966.

(20)
Consists of 6,250 shares of our common stock underlying Series A Convertible Preferred Stock and 3,125 shares of our common stock underlying Warrants to purchase up to 3,125 shares of our common stock. The address for the selling stockholder is Redwood House, Lodge Gardens, Great Carlton, Louth, Lincolnshire, UK LNII 8J4.

(21)
Consists of 133,624 shares of our Common Stock underlying the Warrants to purchase up to 133,624 shares of our Common Stock. Guy Amico has voting and investment power over the shares held by the selling stockholder. Guy Amico may be deemed to beneficially own the shares of Common Stock held by the selling stockholder. Guy Amico disclaims beneficial ownership of such shares. The address for the selling stockholder is c/o Newbridge Securities Corporation, 1451 W. Cypress Creek BLVD., Suite 204, Ft. Lauderdale, Florida 33309. Newbridge is a registered broker dealer and FINRA member firm.

(22)
Well Asia Group Limited entered into a Securities Escrow Agreement by and among the investors to the private placement that closed on September 30, 2010, whereby 1,336,244 shares of the Company’s common stock owned by Well Asia Group Limited were placed into escrow, with Anslow & Jaclin, LLP, appointed as the escrow agent. The shares are held in escrow and released back to Well Asia Group Limited if the Company reaches the specific financial milestones, or to the investors if the Company does not meet the specific financial milestones described in the Securities Escrow Agreement. Well Asia Group Limited maintains voting power over all 1,336,244 shares until such time as any such shares are transferred to the investors, at which time, such transferred shares will be beneficially owned by such investors.

(23)
Consists of the 566,813 shares issued to Viking Investments Group, LLC as consideration under the Second Supplemental Agreement to the Engagement Agreement between Linyi Chan Tseng Wood Co., Ltd. and Viking Investments Group, LLC. Tom Simeo has voting and investment power over the shares held by the selling stockholder. Tom Simeo disclaims beneficial ownership of such shares. The address for the selling stockholder is Shanghai Centre, 1376 Nanjing West Road, Suite 521, Shanghai, 200040, P.R.C.

PLAN OF DISTRIBUTION

This Prospectus relates to the resale of 4,041,048 shares of our common stock issued or to be issued upon the conversion of Series A Preferred Stock or exercise of certain outstanding warrants, including our Agent Warrants, or as Escrow Shares or as owned by Viking Investments Group, LLC, each held by certain selling stockholders. We will not receive any of the proceeds from the sale by the selling stockholders of the registered securities. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

Each selling stockholder of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock at a fixed price of $4.00 per share until our shares are quoted on the National Stock Exchange or any other stock exchange, market or trading facility on which the shares are traded or in private transactions at prevailing market prices or privately negotiated prices. These sales may be at fixed or negotiated prices. Although our common stock is not listed on a public exchange, we will be filing to obtain a quotation on the OTCBB concurrently with the filing of this prospectus. In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTCBB, nor can there be any assurance that such an application for quotation will be approved.

Once a market has developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders, directly to one or more purchasers, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. A selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;
●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledges or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledge, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledges or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).  To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and the public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be approximately $60,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this Prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.  We will not receive any of the proceeds from this offering.  Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Newbridge is a registered broker dealer and FINRA member firm, and is listed as a selling stockholder in this Prospectus.

Bristol Investment Group, Inc., an SEC registered broker-dealer and member of FINRA and an affiliate of Paragon Capital, LP, acted as a selected broker-dealer in the Private Placement and is entitled to a portion of the fees earned by Newbridge.

Newbridge does not have an underwriting agreement with us and/or the selling stockholders and no selling stockholders are required to execute transactions through Newbridge. Further, other than any existing brokerage relationship as customers with Newbridge, no selling stockholders has any pre-arranged agreement, written or otherwise, with Newbridge to sell their securities through Newbridge.

Once sold under this prospectus, the shares of our common stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Authorized Capital Stock

Our authorized stock consists of 985,000,000 shares: 980,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share. The following summary description relating to our capital stock does not purport to be complete.

Common Stock

Holders of common stock are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. The holders of common stock do not have cumulative voting rights. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available therefore. See “Dividend Policy” below. Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of our common stock are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up. There are no conversion, redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. Our Board of Directors is not classified. Also, holders of common stock do not have preemption rights, liability for further calls or to assessment by the registrant, any restriction on alienabilty of the securities to be registered, or any provision discriminating against any existing or prospective holder of such securities.

The rights of the shareholders may not be modified other than by a vote of a majority of the shares outstanding, voting as a class.

Series A Convertible Preferred Stock

There are 1,336,244 shares of Series A Convertible Preferred Stock outstanding. The holders of Series A Convertible Preferred Shares will be entitled to receive, cumulative dividends in preference to the holders of common stock at an annual rate of 8% of the applicable per Series A Preferred Share original purchase price (the “Dividend Preference” and the “Dividends”). If, after the Dividend Preference has been fully paid or declared and set apart, any distributions are made to common stockholders, then the holders of Series A Preferred Shares shall participate with the holders of common stock on an as-converted basis with respect to such distributions. Dividends will be payable in cash or stock, at our option.

Upon any liquidation, dissolution or winding up, the holders of Series A Preferred Shares will be entitled to receive, out of our assets available for distribution to its stockholders, an amount equal to $4.00 per share (the amount, the “Liquidation Preference Amount”), before any payment shall be made or any assets distributed to the holders of the common stock (the “Liquidation Preference”).

Each holder of Series A Preferred Shares will have the right, at the option of the holder at any time on or after the issuance of the Series A Preferred Shares, without the payment of additional consideration, to convert Series A Preferred Shares into a number of fully paid and nonassessable shares of common stock equal to: (i) the Liquidation Preference Amount of such share divided by (ii) the Conversion Price in effect as of the date of the conversion.

For a period of two (2) years following the issuance of the Series A Preferred Shares, the Conversion Price of Series A Preferred Shares will be subject to adjustment for issuances of common stock (or securities convertible or exchangeable into shares of common stock) at a purchase price less than the Conversion Price of the Series A Preferred Shares.

The Series A Preferred Stock does not contain any repurchase or redemption rights.

The summary of the Series A Convertible Preferred Stock is qualified in its entirety by reference to the form of Certificate of Designation attached hereto as Exhibit 4.1.

Series A Warrants

There are 668,123 Series A Warrants outstanding which were sold together with the Series A Convertible Preferred Shares, which:

(a)	entitles the holder or its registered assigns to purchase an aggregate of 668,123 shares of common stock;
(b)	is exercisable at any time after the closing date of the Private Placement and shall expire on the date that is five years following the original issue date of the Series A Warrants;
(c)	is exercisable, in whole or in part, at an exercise price of $4.80 per share, subject to customary anti-dilution protection provisions;
(d)
is exercisable only for cash (except that there will be a cashless exercise option if (i) the shares of common stock underlying the Warrants are not registered within six (6) months after the Closing, or (ii) the Registration Statement becomes non-effective after being registered); and

(e)
is callable by us at a redemption price of $0.001 per warrant share by providing the holder thirty (30) day written notice (the “Call Notice”) if (A) the Per Share Market Value of the Common Stock is equal to or greater than $12.00 (as may be adjusted for any stock splits or combinations of the common stock) for any twenty (20) trading days within a thirty (30) consecutive trading day period ending on the third business day prior to the Call Notice (“Lookback Period”) and (B) the average daily trading volume for the common stock exceeds 100,000 shares during the Lookback Period.

The summary of the Series A Warrants is qualified in its entirety by reference to the form of Series A Warrant attached hereto as Exhibit 4.2.

Agent Warrants

There are 133,624 Agent Warrants issued to Newbridge, or its designees, in connection with the Private Placement.  The terms of the Agent Warrants:

(a)	entitles Newbridge or its registered assigns to purchase an aggregate of 133,624 shares of common stock;
(b)	are exercisable at any time after the closing date of the Private Placement and shall expire on the date that is five years following the original issue date of the Series A Warrants; and
(c)	are exercisable, in whole or in part, at an exercise price of $4.80 per share, subject to customary anti-dilution protection provisions.

The summary of the Agent Warrants is qualified in its entirety by reference to the form of Agent Warrant attached hereto as Exhibit 4.3.

Dividend Policy

We have not paid cash dividends on any class of common equity since formation and we do not anticipate paying any dividends on our outstanding common stock in the foreseeable future. We plan to retain any earnings to finance the development of the business and for general corporate purposes.

Nevada Anti-Takeover Laws and our Corporate Policy

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada Corporation by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to us.

The anti-takeover provisions of Sections 78.411 through 78.445 of the Nevada Corporation Law apply to our company. Section 78.438 of the Nevada law prohibits companies from merging with or selling more than 5% of its assets or stock to any shareholder who owns or owned more than 10% of any stock or any entity related to a 10% shareholder for three years after the date on which the shareholder acquired the shares, unless the transaction is approved by the our Board of Directors. The provisions also prohibit companies from completing any of the transactions described in the preceding sentence with a 10% shareholder who has held the shares more than three years and its related entities unless the transaction is approved by our Board of Directors or a majority of our shares, other than shares owned by that 10% shareholder or any related entity. These provisions could delay, defer or prevent a change in control of our company.

Indemnification and limitation of liability. Under the terms of our Articles and Bylaws, we will indemnify our officers, directors, employees, and agents against all liabilities and expenses actually and reasonably incurred in connection with service for or on behalf of the corporation to the fullest extent allowed by Chapter 78 of the Nevada Revised Statutes, unless it is ultimately determined by a court of competent jurisdiction that (i) they failed to act in a manner they believed in good faith to be in, or not opposed to, the best interests of the corporation, and (ii) with respect to any criminal proceeding, had reasonable cause to believe their conduct was lawful. In addition, the applicable provisions mandate that we indemnify our officers and directors who have been successful on the merits or otherwise in the defense of any such action, suit, or proceeding against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with such defense. The Articles also eliminate, to the fullest extent permitted by Nevada law, the liability of directors and officers to the corporation or our stockholders for monetary or other damages for breach of fiduciary duties as a director or officer.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the securities described herein was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements as of and for the years ended March 31, 2010 and 2009 included in this prospectus and the registration statement have been audited by Parker Randall CF (H.K.) CPA Limited, Certified Public Accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

References to “we,” “our,” “ours” and “us” refer to China Wood, Inc. and its wholly owned subsidiary Chine Victory, unless otherwise indicated. References in this prospectus to the “PRC” or “China” are to the People’s Republic of China.

Chine Victory is a holding company and, through its subsidiaries, primarily engages in the production of radiata pine plywood and eucalyptus plywood products in China. Chine Victory was incorporated under the International Business Companies Act in the British Virgin Islands (“BVI”) on May 13, 2004. On December 28, 2004, Chine Victory acquired 100% of the issued and outstanding shares of Simply Good Limited (“Simply Good”), a BVI company incorporated on December 28, 2004 and engaged in the trading of wood products. Moody International Limited (“Moody”) is an investment holding company incorporated in the BVI on January 19, 2006. Zhikang Li owns 100% of Moody and serves as the sole director of Moody. On March 6, 2006, Zhikang Li executed a Declaration of Trust, pursuant to which, Zhikang Li held the shares of Moody as a nominee of and in trust for Chine Victory. Linyi Lanshan District Guangsha Wood Company Limited (“Guangsha”) is a company incorporated on August 13, 2004 under the PRC laws. Xiaoling Ye and Yunhu Zhao currently own 60% and 40% of Guangsha, respectively. Linyi Chan Tseng Wood Co., Ltd. (“Chan Tseng”) was incorporated on March 21, 2006 under the laws of China. Guangsha and Moody currently own 74.9% and 25.1% of Chan Tseng, respectively. According to an investment arrangement agreement dated February 21, 2006 among Chine Victory and Guangsha, Guangsha shall hold equity interests of Chan Tseng in trust for Chine Victory.

Therefore, Chine Victory has entrusted Guangsha to represent Chine Victory to invest into Chan Tseng, which the beneficiary interest of Chan Tseng belongs to Chine Victory. The rights and obligations as shareholder of Chan Tseng have been vested to Chine Victory. The principal activities of Chan Tseng is manufacturing of plywood.

Well Asia Group Limited is owned by Yinling Lai. On March 24, 2010, Yinling Lai entered into a call option agreement with Xiaoling Ye pursuant to which Yinling Lai will transfer shares of Well Asia Group Limited to Ms. Ye in three years under certain conditions. A copy of the Share Transfer Agreement is attached as Exhibit 10.5.

We have been producing high quality radiata pine plywood and eucalyptus plywood products since our inception. We realized net income figures of $7 million, $8.1 million and $9.6 million during the fiscal years ended March 31, 2008, 2009 and 2010, respectively. Since 2006, our annual plywood production capacity has increased from 60,000 m3 to 120,000 m3. From 2007 to 2009 we only produced pine plywood. Since 2009, we also began to produce eucalyptus plywood, which now constitutes 36% of our plywood production.

Our organizational structure was designed to permit the infusion of foreign capital under the PRC laws and maintain an efficient tax structure. Our current corporate structure is set forth below:

Overview

Located in Linyi city, China and operating through our subsidiary, Chan Tseng, we are a plywood manufacturer in China. We specialize in the production of radiata pine plywood and eucalyptus plywood products.

We have been producing high quality radiata pine plywood and eucalyptus plywood products since our inception. We realized net income equal to $8.1 and $9.6 million during fiscal years 2009 and 2010, respectively. Since 2006, our annual plywood production capacity has increased from 60,000 m3 to 120,000 m3. From 2007 through 2009 we focused our business on the production of pine plywood. After 2009, we began producing eucalyptus plywood, which now comprises 36% of our plywood production.

Industry Overview

China is both a domestic supplier and an exporter of plywood products.

According to Research Report on Chinese Plywood Industry, 2009-2010 (http://www.articlesbase.com/business-articles/research-report-on-chinese-plywood-industry-20092010-1637079.html), in 2008, the Chinese plywood industry was negatively impacted by the global financial crisis. The total export volume of Chinese plywood was 7.1842 million m3 in 2008, a year over year (YOY) decline of 17.57%.

From January through August of 2009, the total export volume of Chinese plywood was 3.4568 million m3, a YOY decline of 34.11% (declining by 43.28% compared with that in the same period of 2007). The United States is the largest importer of Chinese plywood. In 2007, the export volume of Chinese plywood to the United States reached 1.9973 million m3, or 23% of the China’s total export volume. In 2009, the export volume of Chinese plywood fell by 43.28% (2.6 million m3) compared with that in the same period of 2007. The export volume to the US was only 723,200 m3 in 2009, dropping by 46.99% (641,000 m3) compared with that in the same period of 2007.

Since 2009, the demand for Chinese plywood has been starting to recover. Chinese plywood sales have increased slightly, but prices show a downward trend. Though the Chinese plywood industry developed rapidly, it faced anti-dumping appeals from European and other import countries. With the expansion of Chinese infrastructure and development in Central and West China, there is considerable growth potential in the Chinese plywood market. (Source: Research report on Chinese Plywood Industry. 2009-2010. (www.articlesbase.com)

Our Products

In addition to being a plywood producer, we are a large producer of veneer, which can be described as thin layers of superior wood glued to a base of inferior wood. Our products are produced from pine and eucalyptus woods. Most of our revenue is generated through sales to builders and producers of hardwood flooring and furniture.

Approximately 37.09% of our plywood products are sold locally, while the remaining 62.91% is exported to 16 countries worldwide. Our largest foreign markets are Australia, Singapore, South Korea, Norway, the United States and New Zealand which account for 12.15%, 10.33%, 6.68%, 6.4%, 5.07% and 4.79% of sales, respectively. The balance of 17.9% is divided among other Asian countries, the European Union and the United Kingdom.

Our products meet international quality standards and have been awarded the FSC (Forest Stewardship Council) and CE certificates. FSC means Forest Stewardship Council, which is a certification system that provides internationally recognized standard-setting, trademark assurance and accreditation services to companies. CE is an abbreviation for “Conformité Européenne”, French for “European Conformity”. The CE Marking indicates that the product it is affixed to conforms to all relevant essential requirements and other applicable provisions that have been imposed upon it by means of European directives, and that the product has been subject to the appropriate conformity assessment procedure(s).

We specialize in the production of radiate pine plywood products, as listed by the chart below:

Type of Plywood	Usage	Picture

Structural Plywood	Building Construction

Interior-Furnishing Plywood	Furniture Manufacturing and Inner Decoration

Interior-Flooring Plywood	Flooring Base

Specific Purpose Plywood	Concrete Form Panel, Film-Faced Board, Sound Board, Fire Retardant Plywood

The process of plywood production is illustrated in the following diagram:

Plywood Production Work Flow

Plywood Production Work Flow

Market Overview

The China plywood industry is highly fragmented. There are 5,000 plywood producers. 90% of these companies produce only 10,000 m3 of plywood per year. Only 180 producers can reach capacity of 20,000 m3 per year. ( S ource: http://www.cintrafor.org/publications/newsletter/C4news2011winter.pdf) We are one of the largest plywood manufacturers in China with capacity of 120,000 m3. Our major competitors include: Jiaxing Hengtong, Linyi Haifeng, Shandong Xingang, Sichun Shengda and Dehua TB. None of these companies focus solely on plywood production in contrast to us which focuses only on producing high quality radiate plywood and eucalyptus plywood.

For domestic customers, we use normal carton packing and transport the products by using trucks. For foreign customers, we will ship the products by using 40 feet containers from nearby seaports.

Domestic

Our distribution network reaches almost every province in China. China’s accession to the World Trade Organization (“WTO”) and the country’s hosting of the 2008 Olympic Games had a positive impact on both the price and demand for plywood. Also, the PRC has also experienced a significant increase in the number of new housing units which increased demand for plywood for flooring by about 400 million m3 per year for the last few years. This figure excludes commercial buildings, sports centers and the renovation of existing buildings.

The rapid growth of the Chinese economy promotes strong domestic demand for Chinese plywood. The wood from fast-growing and high-yield plantations in northern and eastern China, and the middle and lower reaches of the Yangtze River provides abundant raw materials for the production of the plywood. Moreover, foreign high-quality broad-leaf wood enters China which also provides plenty of raw materials for us and the Chinese plywood industry. In 2008, the production of Chinese artificial board reached 94.0995 million m3, rising by 6.46% year over year from 2007; the growth rate was reduced compared with that of 2007. Of that amount, the production of plywood was 35.4086 million m3, declining by 0.58% YOY and comprising 37.63% of total artificial board production. Source: Predication on Chinese Plywood industry development, Posted Dec 29th2009 (www.articlesbase.com/entrepreneurship-articles/prediction-on-chinese-plywood-industry-development-1639525.html)

Raw Material and Major Suppliers

The primary material in our plywood products is radiate pine and eucalyptus. Materials used for veneer varies depending on our clients’ requirements, but is usually made up of beech, okume, ashtree, pine, eucalyptus and/or oak. Plywoods are made according to specific specifications and thicknesses. All of our radiate pine logs are imported from high quality plantations in New Zealand. Eucalyptus wood is purchased from domestic suppliers in China.

Our largest raw material suppliers are located in China, New Zealand and Germany. We have a total of 8 timber suppliers world-wide. We do not maintain excess inventories and only order product when we have a contract to provide plywood. Any inventory accounted for is either work-in-progress, or finished goods awaiting transfer of title. Once a customer assumes title to the goods, the inventory is removed from our balance sheet and related cost of sales is recorded. A copy of our form of Supplier Agreement that we execute with our suppliers is attached hereto as Exhibit 10.6.

Below is a list of our major suppliers as of March 31, 2010:

Major Supplier Name	Country	Purchase Amount (RMB)	Percentage

Chuanzhen Liu	China	44,575,403.00	31.54%

TPT Forests Limited	New Zealand	41,201,254.52	27.03%

TENCO Limited	New Zealand	20,125,402.21	14.24%

J. Hauskeller GMBH (HSK)	Germany	14,422,441.72	7.37%

Total		120,324,501.5	80.18%

Sales and Marketing

Our products are sold on a national basis across China as well as overseas to builders and producers of hardwood flooring and furniture. We service these markets through two primary channels: builders, and independent dealers and distributors. We have long term relationship with most of our current customers since our incorporation.  We have also had advertisement on the internet and most of the Asian and European customers purchase products from us through the internet. Generally, we sell our products without significant marketing efforts.

Major Customers

We have a total of 41 customers worldwide and our major market is China. The Chinese market accounts for 32.6% of our total revenue while Australia, New Zealand, South Korea, Great Britain, Norway, Singapore and the United States account for 24.5%, 8.7%, 8.6%, 8.3%, 6.2%, 4.1% and 2.8%, respectively. The below chart provides a list of our top customers worldwide with breakdown of percentage of total sales.

 China Wood’s Three Largest Customers in 2010

Name	Location	Sales for the Year ended March 31, 2010 (in USD)	Percentage

Foshan Nanhai Rianju Construction Co., Ltd.	China	5,971,281	16%

Akati Impex Pte Ltd .	Singapore	3,274,667	9%

Foshan Nanhai Yanbu Haoheng Wood Business Branch	China	2,804,898	8%

Total		12,050,846	33%

Our major market is China, which accounts for 32.6% of total revenue. Australia 24.5%, Singapore 4.1%, New Zealand 8.7%, Norway, 6.2%, Great Britain for 8.3%, South Korea for 8.6%, the United States for 2.8% and the others for 4.2%, which include additional other Asian countries and the European Union. We export to approximately 14 countries in total. A copy of our form of Customer Purchase Agreement is attached hereto as Exhibit 10.7.

Of the total production, 67.4% is exported, of which 66.9% is handled by Foshan City Nan Hai ChangRong Hua Sheng Import and Export Trading Company Limited (“ChangRong”). The balance of 0.5% export is performed directly by us.

The rationale behind using the services of ChangRong instead of us selling directly to our overseas customers is cost efficiency:

1)	ChangRong handles the administrative burden and claims the tax rebate of 9% on behalf of us.
2)	ChangRong handles our Value Added Tax (“VAT”) in the amount of 13% or 17%, which plywood companies are exempted to pay since 1994.
3)	We have to leave a certain amount of the balance of the VAT, which amount will be reclaimed the following quarter on a rolling basis, which ChangRong handles for us.

The issues arising from the export of our materials are complicated. By utilizing the services of ChangRong, we receive a tax refund and it is more efficient. Moreover, we save on management cost since we do not need to hire a professional tax manager to handle the exporting. The cost for this service is only 0.5% of total sales.

Growth Strategy

We are focused on continuing to grow in the Chinese market and increasing our overseas distribution. We are determined to capitalize on acquisition opportunities that will enable us to expand our manufacturing capabilities and strengthen our distribution channels. Our strategy includes:

•	expansion of our plywood business through the acquisition of forest tracts in southern China to secure and stabilize our raw material supply;
•
increase domestic sales while further expand Australian and New Zealand Markets. We are going to set up in-house direct sales and marketing team and establish more distributions and sales offices in China;

•	establishment of regional sales groups to work directly with both our domestic and overseas customers to reduce the Company’s dependency on representative sales agencies;
•	acquisition of new machinery to boost production capacity; and

•	reorganize our marketing department to better service our sales team and clients.

Competition

There are about 5,000 plywood producers in China, of which 90% can only produce 10,000 m3 of plywood per year, leaving only about 180 producers that can produce 20,000 m3 annually. Although middle-size and small-size companies play important roles in the Chinese plywood industry, they are currently restricted by the Key Points of China’s Forestry Industry Policies issued in 2007. Much of the plywood production is from small-size mills concentrated in eastern and southern coastal provinces, including Zhejiang, Jiangsu, Fujian and Guangdong, as well as the Shandong and Hebei provinces in northern China, which are mainly used for furniture, non-structural building materials and the interior design industry. Our major competitors include: Jiaxing Hengtong, Linyi Haifeng, Shandong Xingang, Sichun Shengda and Dehua TB. None of these companies focus solely on plywood production in contrast to us which focuses only on producing high quality radiate plywood and eucalyptus plywood.

Intellectual Property

We have three pending trademark applications for the company name and logo of Chang Tseng with the State Administration for Industry and Commerce, Trademark Office, as follows:

Application 1:

Application 2:

Application 3:

In addition, our management considers our manufacturing technologies and manufacturing design critical to our business, and intends to take steps to protect these technologies.

Employees

We currently have approximately 430 full-time employees, including 12 executive officers and other senior management, 39 sales people, 25 guards and 8 accountants. The remaining 346 full-time employees are production facility manufacturers.

We have contracted with a human resources company, Shandong Lichang, to provide us with plywood production manufacturers and other support positions. The agreement provides that Shandong Lichang will provide up to 800 workers to us each year (450 of which must be provided on or before March 1). We will provide each worker with an employment arrangement and technical training.  We have agreed to pay Shandong Lichang 100RMB per month for each worker that we employ. A copy of our agreement with Shandong Lichang is attached hereto as Exhibit 10.8.

Executive Office and Contact Information

Our principal executive offices are located at c/o Linyi Chan Tseng Wood Co., Ltd., Daizhuang Industrial Zone, Yitang Town, Lanshan District, Linyi City, Shandong, People’s Republic of China 276000, Attention: Zhikang Li, Telephone No.: (86) 539-856-6168 and Fax No. (86) 757-8625-9293.

Regulations That Affect Our Industry and Business Activities in China

Government Approval of Principal Products or Services

None of the wood products we import/export require specific governmental approval.  The current regulations in the People’s Republic of China do not place a burden on the company.  Permits may be obtained from our suppliers as needed.

China supports the development of wood productions and passed regulations to promote such business activities - Resolution by the CCPCC and State Council on Accelerating the Development of the Forestry Industry, Zhongfa [2003] No. 9.

Laws and Regulations of Intellectual Property Rights

China has adopted legislation governing intellectual property rights, including patents, copyrights and trademarks. China is a signatory to the main international conventions on intellectual property rights and became a member of the Agreement on Trade Related Aspects of Intellectual Property Rights upon its accession to the WTO in December 2001.

Trademarks

The “Trademark Law of the People’s Republic of China” promulgated by the Standing Committee of the National People’s Congress of PRC, adopted in 1982 and revised in 1993 and 2001, protects registered trademarks. The Trademark Office under the Chinese State Administration for Industry and Commerce handles trademark registrations and grants a term of ten years each time to registered trademarks which are renewable for another ten years after the application to the Trademark Office by the owners of the trademarks. Trademark license agreements must be filed with the Trademark Office for record. China has a “first-to-register” system that requires no evidence of prior use or ownership. If we receive approval for the pending trademarks as described under Business/Intellectual Property of our prospectus, such trademarks will be entitled to the protection under the Trademark Law.

DESCRIPTION OF PROPERTY

Leased Properties

On July 18, 2006, our subsidiary, Chan Tseng, entered into an eight-year lease with Linyi Lansahn Xintai Construction and Installation Co. Ltd., related to our 14,886 m2 production facility in Linyi city for RMB 651,000 per year until March 20, 2014. The full address is Daizhuang Industrial Zone, Yitang Town, Lanshan District, Linyi City, Shandong Province, People’s Republic of China. A copy of the lease is attached hereto as Exhibit 10.9.

On May 30, 2009, our subsidiary, Chan Tseng, entered into a ten-year lease with Linyi Xintai Construction Co., Ltd., related to our 18157.74 m2 production facility in Linyi city for RMB 120,000 per year until May 31, 2019. The full address is Daiying Road South, Daizhuang Industrial Zone, Yitang Town, Lanshan District, Linyi City, Shandong Province, People’s Republic of China. A copy of the lease is attached hereto as Exhibit 10.10.

Production Facilities

We are equipped with advanced facilities and production technology as displayed in the following chart:

Facility/Equipment	Quantity

Peeling Machine	6

Pre-press	6

Hot-press	5

Edge Cutting	1

Sanding Machine	3

Kiln	2

LEGAL PROCEEDINGS

Currently there are no legal proceedings pending or threatened against us. However, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

 MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is presently not listed on a national exchange. Our common stock is thinly traded on the OTCQB of the Pink OTC Markets under the symbol CNWD. We anticipate applying for quoting of our common stock on the OTCBB concurrently with the filing of this registration statement. However, we can provide no assurance that our shares of common stock will be quoted on the OTCBB or, if quoted, that a public market will materialize. Prior to the Share Exchange, we had not generated any revenue and accumulated losses of $401,255 for the period from inception through June 30, 2010. The revenues and results of operations presented in our financial statements and discussed in this filing represent the financial results of the acquired Company, Chine Victory, which we determined to be the accounting acquirer in the reverse acquisition. There can be no assurance that a liquid market for our securities will ever develop. Transfer of our common stock may also be restricted under the securities or blue sky laws of various states and foreign jurisdictions. Consequently, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

Dividend Policy

We have not paid cash dividends on any class of common equity since formation. We plan to retain our earnings to finance the development of the business and for general corporate purposes, however, the timing, amount, and form of payment of dividends, if any, is subject to the discretion of management.

Transfer Agent and Registrar

Pacific Stock Transfer Company is currently the transfer agent and registrar for our common stock. Its address is 4045 S. Spencer Street, Suite 403, Las Vegas, NV 89119. Its phone number is (702) 361-3033.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and plan of operations together with our financial statements and related notes appearing elsewhere in this Prospectus. Various statements have been made in this Prospectus that may constitute “forward-looking statements”. Forward-looking statements may also be made in China Wood, Inc.’s Quarterly and Annual Reports filed with or furnished to the United States Securities and Exchange Commission (the “SEC”) and in other documents. In addition, from time to time, China Wood, Inc., through its management, may make oral forward-looking statements. Forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from such statements. The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely” and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. China Wood, Inc. undertakes no obligation to update or revise any forward-looking statements.

Overview

On September 30, 2010, we completed the acquisition of Chine Victory, engaged in the production of radiata pine plywood and eucalyptus plywood products in China, by means of a share exchange. As a result of the Share Exchange, Chine Victory became a wholly-owned subsidiary of CNWD and CNWD is a holding company. Simultaneously with the acquisition, we completed a $5,344,975 private placement of securities to accredited investors at $4.00 per unit, with each “Unit” consisting of one share of Series A Convertible Preferred Stock, and a warrant to purchase 0.5 shares of common stock with an exercise price of $4.80 per share, pursuant to the terms of a securities purchase agreement (the “Securities Purchase Agreement”). A copy of the Securities Purchase Agreement is attached hereto as Exhibit 10.1.

In connection with the financing transaction, we entered into (i) a Registration Rights Agreement, attached hereto as Exhibit 10.2; (ii) a Lock-Up Agreement, attached hereto as Exhibit 10.3; and (iii) a Securities Escrow Agreement for a make good arrangement with our management, attached hereto as Exhibit 10.4 (together with the Securities Purchase Agreement, these agreements shall be referred to as the “Financing Documents”).

The private placement closed simultaneously with the signing of the Financing Documents and our issuing of 1,336,244 shares of Series A Convertible Preferred Shares and warrants exercisable into 668,123 shares of common stock to certain investors (collectively, the “Investors”). Pursuant to its terms, the Series A Convertible Preferred Shares receive cumulative dividends at a rate of 8% per annum and can be converted into common stock on a 1:1 basis, subject to applicable adjustments (the "Series A Preferred Stock"). A copy of the Certificate of Designation of Rights and Preferences of Series A Preferred Stock is attached hereto as Exhibit 4.1. Pursuant to its terms, the warrants can be converted into 668,123 shares of common stock at an exercise price of $4.80 per share (the "Warrant"). The Warrants will expire on September 29, 2015. A copy of the Warrant is attached hereto as Exhibit 4.2.

In connection with the private placement and as part of the Financing Documents, we also entered into a Registration Rights Agreement, whereby, we agreed to file a registration statement with the SEC within 60 calendar days following the closing of the private placement, however, in the event the Reverse Split (as discussed below) is not effective on or before the 60th calendar day following the date hereof then the Registration Statement shall be required to be filed prior to the 90th calendar day following the Closing (“Required Filing Date”), and use the Company’s best efforts to have the registration statement declared effective within 120 calendar days after closing of the Private Placement, however, in the event the Reverse Split is not effective on or before the 45th calendar day following the Closing then the Company shall be required to have the Registration Statement effective within the 120th calendar day following the filing of the Registration Statement, (“Required Effective Date”). In the event of a full review of the Registration Statement by the SEC, the required effective date will be extended by 30 days. If a Registration Statement covering the registration of the Registrable Shares is not filed with the SEC by the Required Filing Date or is not declared effective by the Required Effective Date, the Company shall pay to each Investor as liquidated damages, a cash payment equal to 2% of the aggregate amount invested by such Investor in the Private Placement for every 30-day period until the Registration Statement has been filed or declared effective, or a portion thereof. Such liquidated damages shall not exceed 18% per annum.

Additionally, our majority shareholders, including Well Asia Group Limited and Ka Hing Aurona Wong, and we entered into a Lock-Up Agreement whereby our majority shareholders agreed not to sell any securities for a period of twenty-four (24) months following the closing date of the private placement.

Lastly, we entered into a Securities Escrow Agreement whereby we pledged 1,336,244 shares of the common stock of the Company as security that we reach certain earnings thresholds for fiscal years ended 2011 and 2012 (the “Make Good Shares”). With respect to the fiscal year ending March 31, 2011, if we do not achieve $13.0 million in net income, then one-half of the Escrow Shares will be distributed to the Investors on a pro rata basis. With respect to the fiscal year ending March 31, 2012, if we do not achieve $20.0 million in net income, then the other one-half of the Escrow Shares will be distributed to the Investors on a pro rata basis. We will not be issuing any additional shares if the earnings threshold is not met. The Make Good Shares are already issued to Well Asia Group Limited and Well Asia Group Limited will be transferring the shares to the Investors if the earnings thresholds are not met. Therefore, this will not dilute any shareholders.

Additionally, as a result of the Share Exchange, we changed our fiscal year to March 31.

As a condition to the closing of the Share Exchange, we have effectuated a 540.61745923707:1 reverse stock split (the “Reverse Split”) which was declared effective on November 16, 2010.  This reverse stock split caused the total number of shares of Common Stock outstanding, including the shares underlying the Series M Preferred Stock (not including the shares issuable under the terms of the Private Placement), to equal 10,000,018 shares.

We changed our name from “Timberjack Sporting Supplies, Inc.” to “China Wood, Inc.” on November 16, 2010.

Our principal office is located at c/o Linyi Chan Tseng Wood Co., Ltd., Daizhuang Industrial Zone, Yitang Town, Lanshan District, Linyi City, Shandong, People’s Republic of China 276000. Our telephone number is (86) 539-856-6168. Our fax number is (86) 757-8625-9293. Our common stock is quoted on the OTCQB of the Pink OTC Markets under the trading symbol “CNWD.”

Prior to the consummation of the Share Exchange, our wholly-owned subsidiary, Linyi Chan Tseng Wood Co., Ltd. entered into an Engagement Agreement with Viking Investments Group, Ltd. (“Viking”) whereby Viking agreed to provide consulting services and advice regarding conducting a reverse merger and being listed on the over-the-counter Bulletin Board in the United States. As consideration for the consulting services, Linyi Chan Tseng Wood Co., Ltd. agreed to issue to Viking shares of common stock in our Company in an amount equal to 5% of the shares outstanding at the Closing of the transaction. Additionally, the agreement provided Viking with piggy-back registration rights. Accordingly, we issued Viking 566,813 shares of common stock (post-reverse split) and are registering these shares in this registration statement.

Generally, our business is affected by the construction and property market since most of our products are used in the real estate and other construction related business. As the Chinese people are tending to purchase property and increase the quality of interior decoration, we believe there is increasing demand for our products in China.

Our main policy is to keep the domestic sales and export portion in a steady close to 50% to 50% percent in order to minimize the country risk. We also understand the property market has a tendency to be affected in a regional way. In the long term basis, we plan to involve more in MDF plywood manufacturing and other different products in order to spread the risk in more than one or two specific segments.

Results of Operations

Results of Operations for the Three Months Ended December 31, 2010 as compared to the Three Months Ended December 31, 2009:

	For The Three Months Ended December 31,
	2010	2009	Change	%

Net sales	$14,352,314	$10,468,665	3,883,649	37%

Cost of sales	(10,488,679)	(6,821,344)	(3,667,335)	54%

Gross Profit	3,863,635	3,647,321	216,314	6%

Selling and distributing costs	(420,778)	(253,052)	(167,726)	66%

Administrative and other operating costs	(48,646)	(61,907)	13,261	-21%

Financial costs	(116))	(1,582)	1,466	-93%

Income from operations	3,394,095	3,330,780	63,315	2%

Other income, net	(589)	(260)	(329)	127%

Income before taxes	3,393,506	3,330,520	62,986)	2%

Income tax	(2,616)	(2,080)	(536	26%

Net income	$3,390,890	$3,328,440	62,450	2%

Other comprehensive income - Foreign currency translation adjustments	83,335	25,487	57,848	227%

Total comprehensive income	$3,474,225	$3,353,927	120,298	4%

Net Sales

Our net sales for the three months ended December 31 , 2010 was $ 14.4 million, an increase of $ 3.9 million or 37% from $ 10.5 million for the three months ended December 31 , 2009.  The increase was primarily attributable to the catching up of the foreign markets as well as the continuous strong demand for the plywood products used in manufacturing wooden floors from local market in China.

The following table provides a breakdown of foreign sales by geographic area during the three months ended December 31 ,

	2010	2009
PRC	$12,210,178	$10,414,156
Other	$2,142,136	$54,509
Total Net Sales	$14,352,314	$10,468,665

Cost of Sales

Cost of sales mainly consists of cost of raw materials (timber), utilities, and packaging costs. Cost of sales was $ 10.5 million for the three months ended December 31 , 2010, compared to $ 6.8 million for the three months ended December 31 , 2009, an increase of $ 3.7 million or 54%.  Cost of sales measured by percentage of net sales was 73 % for year 2010, compared to 65 % for the prior year. The increase in the amount of cost of sales was substantially consistent with the increase in net sales revenue and also the increase in the raw material and labor cost .

Gross Profit

As a percentage of net revenue, gross margin was 27 % for the three months ended December 31 , 2010 as compared to 35 % for the prior year.   The decrease in gross profit is due to the increase in cost regarding the wooden floor base and the using of a relatively higher cost raw material and the increase in the labor cost .

Selling and Distributing Costs

Total selling and distributing expenses increased by $ 0.17 million or 66 % from $ 0.25 million for the three months ended December 31 , 2009 to 0.42 million for the three months ended December 31 , 2010.  As a percentage of net revenue , our selling expense was 2.9 % for the three months ended December 31 , 2010, which was slightly higher as compared to 2.4 % for the prior year. The increase of selling and distributing costs is consistent with the increase of sale.

Administrative and Other Operating Costs

The following table breaks down our Administrative and other operating costs:

	For The Three Months Ended December 31
	2010	2009	Change	%
Depreciation	$4,361	$7,420	$(3,059)	-41%
Entertainment	-	1,955	(1,955)	-100%
Insurance	3,068	1,991	1,077	54%
Motor vehicle expenses	700	2,683	(1,983)	-74%
Office expenses	4,962	8,752	(3,790)	-43%
Travelling expenses	1,566	1,165	401	34%
Staff salaries	6,755	18,972	(12,217)	-64%
Staff welfare	752	959	(207)	-22%
Legal & Professional fee	16,121	-	16,121	-%
Others	10,361	18,010	(7,649)	-42%
Total	$48,646	$61,907	(13,261)	-21%

General and administrative expenses primarily consist of depreciation, entertainment, insurance, motor vehicle expenses, office expenses, travelling expenses, payroll, welfare and expenses for other general corporate activities.   The amount decreased by $13,261 or 21% from $61,907 for the three months ended December 31, 2009 to $48,646 for the three months ended December 31, 2010.

Net Income

Net income for the three months ended December 31 , 2010 was $ 3.4 million or 24% of net revenue, compared to $3.3 million or 32% of net revenue for the three months ended December 31 , 2009, a slight increase of $ 0.06 million or 2%.  The increase was primarily due to increase in net revenue from three months 2009 to 2010, partially offset by increases in cost of goods sold and operating expenses as discussed above.

Results of Operations for the Nine Months Ended December 31 , 2010 as compared to the Nine Months Ended December 31 , 2009:

	For The Nine Months Ended December 31,
	2010	2009	Change	%

Net sales	$42,341,516	$31,854,050	10,487,466	33%

Cost of sales	(29,155,306)	(22,391,466)	(6,763,840)	30%

Gross Profit	13,186,210	9,462,584	3,723,626	39%

Selling and distributing costs	(1,188,962)	(805,006)	(383,956)	48%

Administrative and other operating costs	(177,065)	(142,062)	(35,003)	25%

Financial costs	(7,289)	(3,203)	(4,086)	128%

Income from operations	11,812,894	8,512,313	3,300,581	39%

Other income (expense)	(760)	903	(1,663)	N/A

Income before taxes	11,812,134	8,513,216	3,298,918	39%

Income tax	(2,594)	(10,728)	8,134	-76%

Net income	11,809,540	8,502,488	3,307,052	39%

Other comprehensive income - Foreign currency translation adjustments	$250,004	$69,586	180,418	259%

Total comprehensive income	$12,059,544	$8,572,074	3,487,470	41%

Net Sales

Our net sales for the nine months ended December 31 , 2010 was $ 42.3 million, an increase of $ 10.5 million or 33 % from $ 31.8 million for the nine months December 31 , 2009.  The increase was primarily attributable to the catching up of the foreign markets as well as the continuous strong demand for the plywood products used in manufacturing wooden floors from local market in China.

The following table provides a breakdown of foreign sales by geographic area during the nine months ended December 31 ,

	2010	2009
PRC	$36,021,887	$31,688,191
Other	$6,319,629	$165,859
Total Net Sales	$42,341,516	$31,854,050

Cost of Sales

Cost of sales mainly consists of cost of raw materials (timber), utilities, and packaging costs. Cost of sales was $ 29.2 million for the nine months ended December 31 , 2010, compared to $ 22.4 million for the nine months ended December 31 , 2009, an increase of $ 6.8 million or 30%.  Cost of sales measured by percentage of net sales was 68.9 % for year 2010, compared to 70.3 % for the prior year. The increase in the amount of cost of sales was substantially consistent with the increase in net sales revenue.

Gross Profit

As a percentage of net revenue, gross margin was 31.1 % for the nine months ended December 31 , 2010 as compared to 29.7 % for the prior year.   The increase in gross profit is generated from the increase in sales regarding the wooden floor base and the using of a relatively lower cost raw material.

Selling and Distributing Costs

Total selling and distributing expenses increased by $ 0.38 million or 48 % from $ 0.81 million for the nine months ended December 31 , 2009 to $ 1.19 million for the nine months ended December 31 , 2010.  As a percentage of net revenue , our selling expense was 2.8 % for the nine months ended December 31 , 2010, which was slightly higher as compared to 2.5% for the prior year. The increase of selling and distributing costs is consistent with the increase of sale.

Administrative and Other Operating Costs

The following table breaks down our Administrative and other operating costs:

	For The Nine Months Ended December 31,
	2010	2009	Change	%
Depreciation	$12,953	$17,028	$(4,075)	-24%
Entertainment	-	4,487	(4,487)	-100%
Insurance	8,914	4,569	4,345	95%
Motor vehicle expenses	2,418	6,156	(3,738)	-61%
Office expenses	17,450	20,083	(2,633)	-13%
Travelling expenses	4,734	2,673	2,061	77%
Staff salaries	31,638	43,537	(11,899)	-27
Staff welfare	2,230	2,200	30	1%
Legal & Professional fee	80,390	-	80,390	N/A
Others	16,338	41,329	(24,991)	-60%
Total	$177,065	$142,062	35,003	25%

General and administrative expenses primarily consist of depreciation, entertainment, insurance, motor vehicle expenses, office expenses, travelling expenses, payroll, welfare and expenses for other general corporate activities.   The amount increased by $35,003 or 25% from $142,062 for the nine months ended December 31, 2009 to $177,065 for the nine months ended December 31, 2010.

Net Income

Net income for the nine months ended December 31 , 2010 was $ 11.8 million or 27.9 % of net revenue, compared to $ 8.5 million or 26.7 % of net revenue for the nine months ended December 31 , 2009, an increase of $3.3 million or 39%.  The increase was primarily due to increase in net revenue from nine months 2009 to 2010, partially offset by increases in cost of goods sold and operating expenses as discussed above.

Results of Operations for the Year Ended March 31, 2010 as compared to the Year Ended March 31, 2009:

	For The Years Ended March 31,
	2010	2009	Change	%

Net sales	$36,337,427	$30,854,462	5,482,965	17.8%

Cost of sales	(25,275,488)	(21,741,792)	(3,533,696)	16.3%

Gross Profit	11,061,939	9,112,670	1,949,269	21.4%

Selling and distributing costs	(962,548)	(813,296)	(149,252)	18.4%

Administrative and other operating costs	(516,667)	(162,472)	(354,195)	218.0%

Financial costs	(4,084)	(320)	(3,764)	1176.3%

Income from operations	9,578,640	8,136,582	1,442,058	17.7%

Other income, net	1,290	1,237	53	4.3%

Non-operating expenses, net	(387))	(36))	(351)	975.0%

Income before taxes	9,579,543	8,137,783	1,441,760	17.7%

Income tax	(2,912)	(7,548)	4,636	61.4%

Net income	$9,576,631	$8,130,235	1,446,396	17.8%

Other comprehensive income - Foreign currency translation adjustments	$87,706	$334,498	(246,792)	73.8%

Total comprehensive income	9,664,337	8,464,733	1,199,604	14.2%

Net Sales

Our net sales for the year ended March 31, 2010 was $36.3 million, an increase of $5.5 million or 17.8% from $30.9 million for the year ended March 31, 2009. The increase was primarily attributable to the recovery of the foreign markets in Hong Kong and Malaysia, as well as the strong demand for the plywood products used in manufacturing wooden floors from local market in China.

The following table provides a breakdown of foreign sales by geographic area during the fiscal years ended March 31,

	2010	2009

PRC	$36,265,530	$30,709,693
Australia	-	-
British	-	90,941
Norway	-	29,088
Hong Kong	25,856	24,740
Malaysia	46,041	-

Net Sales	$36,337,427	$30,854,462

During the year ended March 31, 2010, our one major customer accounted for 62% of net revenue, decreased from 66% for the year ended March 31, 2009, as follows:

	For the year ended March 31,
	2010	%	2009	%

Foshan City Nan Hai ChangRong HuaSheng Import and Export Trading Company Limited	$22,789,603	62%	$20,647,797	66%

As of March 31, 2010, the accounts receivable due from the one major customer represented approximately 62% of total accounts receivable. As a result, a termination in relationship in or a reduction in orders from this customer could have a material impact on our results of operations and financial conditions.

Cost of Sales

Cost of sales mainly consists of cost of raw materials (timber), labor, utilities, manufacturing costs, manufacturing related depreciation, and packaging costs. Cost of sales was $25.3 million for the year ended March 31, 2010, compared to $21.7 million for the year ended March 31, 2009, an increase of $3.5 million or 16.3%. Cost of sales measured by percentage of net sales was 69.7% for year 2010, compared to 70.2% for the prior year. The increase in Cost of sales was substantially consistent with the increase in net sales revenue. Pine and Eucalyptus are the mainly two kinds of timber that we purchased. The price of pine increased by 20% and Eucalyptus increased by 5% for the year ended March 31, 2010 compared to the prior year. We have begun manufacturing more products with Eucalyptus in order to minimize the increase in our cost of sales.

Gross Profit

As a percentage of net revenue, gross margin was 30.4% for the year ended March 31, 2010 as compared to 29.5% for the prior year. The slight increase was mainly due to a slightly lower of cost of sales in 2010.

Selling and Distributing Costs

Total selling and distributing expenses increased by $0.15 million or 18.4% from $0.81 million for the year ended March 31, 2009 to 0.96 million for the year ended March 31, 2010. As a percentage of net revenue, our selling expense was 2.6% for the year ended March 31, 2010, which was substantially stable as compared to 2.6% for the prior year. Increase in selling expense mainly corresponded to the higher sales volume in 2010.

Administrative and Other Operating Costs

The following table breaks down our Administrative and other operating costs:

	For The Years Ended March 31,
	2010	2009	Change	%

Depreciation	$84,702	$9,036	$75,666	837.4%
Electricity and water	15,138	8,097	7,041	87.0%
Insurance	6,089	5,350	739	13.8%
Staff salaries	336,790	100,512	236,278	235.1%
Staff welfare	3,931	19,397	(15,466)	79.7%
Others	70,017	20,080	49,937	248.7%
Total	$516,667	$162,472	$354,195	218.0%

General and administrative expenses primarily consist of depreciation & amortization expenses, electricity and water expenses, insurance, payroll, welfare and expenses for other general corporate activities. The amount increased by $354,195 or 218.0% from $162,472 for the year ended March 31, 2009 to $516,667 for the year ended March 31, 2010. As a percentage of net revenue, our general and administrative expenses increased to 1.4% for the year ended March 31, 2010, compared to 0.5% for the same period prior year. The increase in the balance of general and administration expense was principally due to the following:

(1)	Increase of $75,666 in depreciation and amortization expense from $9,036 for the year ended March 31, 2009 to $84,702 for the year ended March 31, 2010, or an 837.4% increase.

(2)
Increase of $7,041 in electricity and water expenses from $8,097 for the year ended March 31, 2009 to $15,138 for the year ended March 31, 2010, or an 87% increase. The increase was mainly due to increase in the general price and more usage related to increased staff .

(3)
Increase of $739 in insurance expenses from $5,350 for the year ended March 31, 2009 to $6,089 for the year ended March 31, 2010, or a 13.8% increase. The increase was mainly due to increase of staff .

(4)
Increase of $220,812 in staff salaries and welfares, from $119,909 for the year ended March 31, 2009 to $340,721 for the year ended March 31, 2010, or a 184.1% increase. We mainly incurred more payroll-related expenses for management level personnel in correspondence with the expansion of the business, as well as due to the management decided not to receive dividends.

(5)	We recorded other expense of $70,017 for the year ended March 31, 2010 compared to $20,080 for the year ended March 31, 2009, or a 248.7% increase.

Net Income

Net income for the year ended March 31, 2010 was $9.6 million or 26.4% of net revenue, compared to $8.1 million or 26.3% of net revenue for the year ended March 31, 2009, an increase of $1.4 million or 17.7%. The increase was primarily due to increase in net revenue from year 2009 to 2010, partially offset by increases in cost of goods sold and operating expenses as discussed above.

Liquidity and Capital Resources

The following summarizes the key component of our cash flows for the nine months ended December 31 ,

	2010	2009
Net cash provided by (used in) operating activities	$(5,919,195)	$3,986,457
Net cash used in investing activities	(491)	(56,676)
Net cash provided by financing activities	4,012,445	(2,200,188)
Effect of foreign currency translation on cash and cash equivalents	199,447	(32,393)
Net (decrease)/increase in cash and cash equivalents	$(1,707,794)	$1,697,200

For the nine months ended December 31 , 2010, net cash used in operating activities totaled $ 5.9 million.  Compared with 2009, the cash flow decreased by approximately $ 8.9 million. This mainly resulted from increase in accounts receivable and advances to supplier by $ 14.1 million and partially offset by a substantial increase in net income of $ 3.3 million to $ 11.8 million in 2010 from $ 8.5 million in 2009 and decrease in the inventories by 1.33 million.

For the nine months ended December 31 , 2010, net cash provided by financing activities generated from the completion of a $5,344,975 private placement of our securities to accredited investors at $4.00 per Unit, with each “Unit” consisting of one share of Series A Convertible Preferred Stock and one warrant to purchase 0.5 shares of common stock with an exercise price of $4.80 per share less various expenses, including placement commission and professional fee.

We believe that our current levels of cash, cash flows from operations, and bank/related party borrowings, will be sufficient to meet our anticipated cash needs for at least the next 12 months. However, we may need additional cash resources in the future if we experience changed business conditions or other developments. We may also need additional cash resources in the future if we find and wish to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If we ever determine that our cash requirements exceed our amounts of cash and cash equivalents on hand, we may seek to issue debt or equity securities or obtain a credit facility. Any future issuance of equity securities could cause dilution for our shareholders. Any incurrence of indebtedness could increase our debt service obligations and cause us to be subject to restrictive operating and financial covenants. It is possible that, when we need additional cash resources, financing will only be available to us in amounts or on terms that would not be acceptable to us, if at all.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

Critical Accounting Policies

a)	Basis of Presentation and Consolidation

The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

This basis of accounting differs in certain material respects from that used for the preparation of the books of account of the Company’s principal subsidiaries, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC (“PRC GAAP”), the accounting standards used in the places of their domicile. The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books of account of the Company’s subsidiaries to present them in conformity with US GAAP.

b)	Use of estimates

In preparing of the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of plant and machinery. Actual results could differ from those estimates.

c)	Long-Lived Assets

The Company adopted Accounting Standard Codification No. 360-10-35, “Impairment and disposal of long-lived assets” (“ASC 360-10-35”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with ASC 360-10-35. ASC 360-10-35 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of March 31, 2010 and 2009, there were no significant impairments of its long-lived assets.

d)	Fair value of Financial Instruments

The Company follows ASC Section 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and has adopted ASC Section 820-10-35-37 to measure the fair value of its financial instruments. Subsection 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures.

The carrying values of the Group’s financial instruments, including cash and cash equivalents, restricted cash, accounts and other receivables, deposits, accounts and other payables approximate their fair values due to the short-term maturity of such instruments. The carrying amounts of borrowings approximate their fair values because the applicable interest rates approximate current market rates.

e)	Foreign Currency Translation

The Company maintains its financial statements in the functional currency. The functional currency of the Company is the Renminbi (RMB). Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

	December 31, 2010	March 31, 2010
Year end RMB : US$ exchange rate	6.6227	6.81612
Average yearly RMB : US$ exchange rate	6.7194	6.81968

RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

f)	Revenue Recognition

Revenue from the sales of plywood is recognized on the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and the title has passed.

Net sales of products represent the invoiced value of goods, net of value added taxes (“VAT”), sales returns, trade discounts and allowances. The Company is subject to VAT which is levied on the majority of the products of Linyi at the rate of 17% on the invoiced value of sales. Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Company in addition to the invoiced value of purchases to the extent not refunded for export sales. Provision for sales returns are recorded as a reduction of revenue in the same period that revenue is recognized. The provision for sales returns, which is based on historical sales returns data, is the Company’s best estimate of the amounts of goods that will be returned from its customers.

g)	Cost of revenues

Cost of revenues consists primarily of material costs, employee compensation, depreciation and related expenses, which are directly attributable to the production of products. Write-down of inventory to lower of weighted average cost or market value is also recorded in cost of revenues.

h)	Variable Interest Entities (“VIE”)

The Company conducts substantially all of the manufacturing of plywood through Chan Tseng. The Company has entrusted Guangsha to legally invest into the entity, which the beneficiary interest of Chan Tseng belongs to Chine Victory. The rights and obligations as shareholder of Chan Tseng have been vested to Chine Victory.

Pursuant to certain contractual arrangements, Chan Tseng has been granted the financial support to their operation.

In December 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46, revised December 2003, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (“FIN46R”). FIN46R is intended to achieve more consistent application of consolidation policies to variable interest entities to improve comparability between enterprises engaged in similar activities even if some of those activities are conducted through variable interest entities. The Company has determined that it is the primary beneficiary of the Chan Tseng, which are VIE, and has consolidated them in its Consolidated Financial Statements. As a group, as of March 31, 2010, the Chan Tseng had total assets of $12.3million (primarily recorded in property, plant and equipment, accounts receivable and inventory) and total liabilities of $1.2million (primarily recorded in accounts payable).

Quantitative and Qualitative Disclosures about Market Risks

Interest rates. As the Company does not have any kind of loan and liability as stated in the financial statements, except a small amount of $62,341 due to director item which is interest free. Therefore the fluctuation in interest rates would not have a material impact on the fair value of these securities.

Foreign Exchange Rates. The export businesses are carried out in US dollars, the exchange rate between RMB and US dollars may affect our operation results. In financial year end March 2010, we recorded a positive adjustment of $87,706. Actually the effect on the foreign exchange between US dollars and RMB is having natural hedging within our operation, as we need to purchase timber from Australia and other countries in US dollars term. However, as we are looking to buy more timber locally and after getting own timber farms in future, we will purchase less from aboard. We will definitely looking ways to minimize the foreign exchange rate risk.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On September 29, 2010, our board of directors dismissed Conner & Associates, PC, or Conner, as our current independent registered public accounting firm, and on September 30, 2010, we engaged a new independent registered public accounting firm, Parker Randall CF (H.K.) CPA Limited, or Parker Randall, Certified Public Accountants, to serve as our independent auditor. Pursuant to Item 304(a) of Regulation S-K under the Securities Act and under the Exchange Act, we reported as follows:

(a) Dismissal of Current Independent Registered Public Accounting Firm.

i
On September 29, 2010, we dismissed Conner as our current independent registered public accounting firm in connection with the share exchange transaction and because Parker Randall is the auditor for Chine Victory.

ii
Our board of directors participated in and approved the decision to dismiss our current independent registered public accounting firm. Our board of directors approved such dismissal on September 29, 2010.

iii
Conner’s audit reports on the financial statements of the Company for the years ended September 30, 2009 and 2008 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, other than an explanatory paragraph regarding our ability to continue as a going concern.

iv
Since January 19, 2009, the date we engaged Conner as our independent registered public accounting firm in connection with Conner’s audits of our annual financial statements as of and for the years ended September 30, 2009 and 2008 and Conner’s reviews of our quarterly interim unaudited financial information from December 30, 2009 through June 30, 2010 and for any subsequent interim period through the date of dismissal on September 29, 2010 ,  there were no disagreements on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused Conner to make reference in connection with Conner’s opinion to the subject matter of the disagreement.

v
In connection with the audited financial statements of the Company for the years ended September 30, 2009 and 2008 and quarterly interim unaudited financial information from December 30, 2009 through June 30, 2010 and for any subsequent interim period through the date of dismissal on September 29, 2010, there have been no reportable events with us as set forth in Item 304(a)(1)(v) of Regulation S-K.

vi
We requested that Conner furnish us with a letter addressed to the SEC stating whether Conner agrees with the statements made by us regarding Conner. We included information about our change in auditors in our Current Report on Form 8-K/A that we filed on October 13, 2010 and provided Conner with a copy of such disclosure. Pursuant thereto, we received a letter from Conner stating that they agree with the above statements.

(b)        Engagement of New Independent Registered Public Accounting Firm.

i
On September 30, 2010, our board of directors appointed Parker Randall as our new independent registered public accounting firm. The decision to engage Parker Randall was approved by our board of directors on September 30, 2010.

ii
Prior to September 30, 2010, we did not consult with Parker Randall regarding (1) the application of accounting principles to a specified transactions, (2) the type of audit opinion that might be rendered on our financial statements, (3) written or oral advice was provided that would be an important factor considered by us in reaching a decision as to an accounting, auditing or financial reporting issues, or (4) any matter that was the subject of a disagreement between us and our predecessor auditor as described in Item 304(a)(1)(iv) or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Set forth below is information regarding our directors and executive officers. Pursuant to the terms of the Share Exchange, CNWD’s officers and directors resigned. In connection with the Share Exchange, our board of directors appointed Ms. Xiaoling Ye as the Chairman and appointed Mr. Zhikang Li as the Member of our board of directors. In addition, Zhikang Li was appointed as our Chief Executive Officer, and Hang Sang (Randolph) Lau as our Chief Financial Officer. The officers and directors were not affiliated with us prior to the Share Exchange. The Board is comprised of only one class. All of the directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal.

Provided below is a list of the names, ages and positions of all our executive officers.

Name	Age	Position
Xiaoling Ye	36	Chairman of the Board of Directors
Zhikang Li	46	Chief Executive Officer and Director
Hang Sang (Randolph) Lau	43	Chief Financial Officer

Provided below is a brief summary of the business background and experience for all of our executive officers and directors, including an indication of directorships he/she has held in other companies, if any, subject to the reporting requirements under federal securities laws.

Xiaoling Ye, Age 36, Chairman of the Board of Directors

Ms. Ye is the Chairman of our Board. She is the co-founder of Chine Victory and has been serving as its Chairman since its inception in May 2004. As the Chairman of Chine Victory, Ms. Ye has worked closely with Mr. Zhikang Li, the other co-founder of Chine Victory. In 1998, she opened a plywood store in Foshan City, Guangdong Province. Under her direction, the store realized a net profit from zero to $3 million during the years of 1998 to 2004. Ms. Ye’s current responsibility in the Company is to monitor and oversee the overall operation of the business, especially the financial department.

Ms. Ye is a financial accountant who graduated from Nanhang Economy and Trading School in China.

Zhikang Li, Age 46, Chief Executive Officer and Director

Mr. Li is the Chief Executive Officer and Director of the Company. He is a seasoned entrepreneur with 21 years of experience in the plywood industry. Mr. Li co-founded Chine Victory and has been serving as its Chief Executive Officer responsible for oversight of its operations since its inception in May 2004. During his term as Chief Executive Officer, Chine Victory has realized revenue and net profit of USD $30.8 million and USD $8.1 million, respectively.

Between the years of 1996 to 2003, Mr. Li set up a plywood factory, which grew from the simple and low level plywood into high level flooring base material with an annual production from an initial 40,000 cubic meters to 380,000 cubic meters. Concurrent therewith, Mr. Li expanded his log import business to include Europe and Africa to become one of the top five Chinese importers.

From 1993 to 1995, Mr. Li expanded his existing plywood business by importing logs from Malaysia and Indonesia to be sold through a sales network in China.

During the years of 1990 to 1992, Mr. Li closed his store and started a plywood import and wholesale business in Guangzhou City and established a plywood retail store, which became China’s largest retail store for such products, with an annual sale volume of over 2,000 cubic meters in plywood and medium density fiberboard (MDF).

Between the years of 1983 to 1989, Mr. Li established his first operation, focused on retail and wholesale furniture in Guangzhou, City, Guangdong Province, P.R. China.

Mr. Li graduated from high school in Fanshan City, Guandong Province, and underwent Management Association training at Beijing University.

Hang Sang (Randolph) Lau, Age 43, Chief Financial Officer

Mr. Lau is the Chief Financial Officer of the Company. He has been serving as the Chief Financial Officer of Chine Victory since December 2008. Prior to joining the Company, Mr. Lau was the Commercial Banking Manager of Fubon Bank and the Finance Manager of Pine International Holdings Limited in Hong Kong.

Prior to joining the Company, Mr. Lau was the finance manager for Pine International Holdings Limited between December 2007 and December 2008, where he was in charge of all finance matters of the company, including acting as a liaison with a contracted CPA for tax reporting, preparation of management accounts and finance statements, cash and capital management of the firm, and negotiations with banks related to the trade facilities.

Prior to Mr. Lau’s position with Pine International Holdings, Mr. Lau was a relationship manager with Cheung Sha Wan branch of Public Bank between September 2007 and November 2007 where he provided tailor made services to commercial accounts of the designated branch, to include the management of the day to day bank services to the existing portfolios, soliciting new customers and cross sell other bank products e.g. Mortgage, FX, credit cards, payrolls, MPF, etc.

Between July 2007 and August 2007, Mr. Lau was the commercial banking manager with Fubon Bank, where he solicited new customers to trade finance products and other banking products such mortgages, fixed deposits, H/P leasing products, FX and other treasury products. Mr. Lau also prepared credit proposals and frequently made factory visits to the PRC.

Between the year of July 2006 and June 2007, Mr. Lau was the business manager of the commercial lending department with The Bank of East Asia Limited. In that position Mr. Lau provided tailored made financial services to designated companies from SME to mid-capped and listed enterprises in Hong Kong, specialized in trade facilities, mortgage and capital management, and maintained existing portfolio and carried daily supervision of the customers’ account. Mr. Lau solicited new customers and performed annual review to the existing customers. Mr. Lau also made financial analysis to customer’s annual reports and frequently visited clients in the PRC.

Prior to Mr. Lau’s position as the business manager with The Bank of East Asia, Mr. Lau was an enterprise lending business manager with The Bank of East Asia during the period of February 2000 and June 2006 where he provided services specially designed to suit the needs of small and medium sized enterprises. These products included trade finance, overdraft term loans, mortgages, corporate tax loans and accounts receivable financing. Mr. Lau also prepared credit proposals, reviewed banking facilities, and solicited new businesses.

Mr. Lau studied banking and finance at the Open University of Hong Kong and business development at the University of Paisley, Scotland. Mr. Lau is fluent in English, Mandarin and Cantonese.

EXECUTIVE COMPENSATION

The following table sets forth all cash compensation paid by us, as well as certain other compensation paid or accrued, in fiscal 2010 and 2009, to each of the following named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation Earnings ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Zhikang Li	2009	146,711	-	-	-	-	-	-	146,711
	2008	-	-	-	-	-	-	-	-
Lau Hang Sang	2009	46,135	-	-	-	-	-	-	46,135
	2008	-	-	-	-	-	-	-	-
Xiaoling Ye	2009	146,711	-	-	-	-	-	-	146,711
	2008	-	-	-	-	-	-	-	-

Outstanding Equity Awards at the End of the Fiscal Year

We do not have any equity compensation plans and therefore no equity awards are outstanding as of our year fiscal year end.

Director Compensation

Our directors are reimbursed for expenses incurred by them in connection with attending Board of Directors’ meetings. They do not receive any other compensation for serving on the Board of Directors, but may participate in our incentive compensation program, once such a program is established.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plan. All decisions regarding compensation are determined by our Board of Directors.

Options and Stock Appreciation Rights

We do not currently have a stock option or other equity incentive plan. We may adopt one or more such programs in the future.

Payment of Post-Termination Compensation

We do not have change-in-control agreements with any of our directors or executive officers, and we are not obligated to pay severance or other enhanced benefits to executive officers upon termination of their employment.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of our directors, executive officers, promoters or control persons during the past ten years.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Employment Agreements

We have not entered into employment agreements with any of our employees, officers and directors.

Board of Directors

All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Officers are elected by and serve at the discretion of the board of directors.

Our directors are reimbursed for expenses incurred by them in connection with attending board meetings, but they do not receive any other compensation for serving on the board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director Independence and Board Committees

We do not have any independent directors and our board of directors is in the process of searching for suitable candidates. Our board of directors does not have any committees. However, at such time in the future that we appoint independent directors on our board we expect to form the appropriate board committees.

Lock Up Agreements

All of the shares of common stock to be owned by the management shareholders of the Company will be restricted from public or private sale for a period of twenty-four (24) months following the Closing of the Share Exchange.
Share Escrow Agreement

We also entered into a securities escrow agreement with the Investors, pursuant to which, we delivered into an escrow account 72,239.6836200773 shares of the Series M Preferred Stock convertible into 1,336,244 shares of our common stock to be used as Escrow Shares for the benefit of the Investors if the make good targets are not met. The Escrow Shares will be replaced with an equal number of shares of common stock upon the effectiveness of the Reverse Split. With respect to the fiscal year ending March 31, 2011, if we do not achieve $13.0 million in net income, then one-half of the Escrow Shares will be distributed to the Investors on a pro rata basis. With respect to the fiscal year ending March 31, 2012, if we do not achieve $20.0 million in net income, then the other one-half of the Escrow Shares will be distributed to the Investors on a pro rata basis.

PRC Structure

Chine Victory is a holding company and, through its subsidiaries, primarily engages in the production of radiata pine plywood and eucalyptus plywood products in China. Chine Victory was incorporated under the International Business Companies Act in the BVI on May 13, 2004. On December 28, 2004, Chine Victory acquired 100% of the issued and outstanding shares of Simply Good, a BVI company incorporated on December 28, 2004 and engaged in the trading of wood products. Moody is an investment holding company incorporated in the BVI on January 19, 2006. Zhikang Li owns 100% of Moody and serves as the sole director of Moody. On March 6, 2006, Zhikang Li executed a Declaration of Trust, pursuant to which, Zhikang Li held the shares of Moody as a nominee of and in trust for Chine Victory. Guangsha is a company incorporated on August 13, 2004 under the PRC laws. Xiaoling Ye and Yunhu Zhao currently own 60% and 40% of Guangsha. Chan Tseng was incorporated on March 21, 2006 under the laws of China. Guangsha and Moody currently own 74.9% and 25.1% of Chan Tseng, respectively. According to an investment arrangement agreement dated February 21, 2006 among Chine Victory and Guangsha, Guangsha shall hold equity interests of Chan Tseng in trust for Chine Victory.

Therefore, Chine Victory has entrusted Guangsha to represent Chine Victory to invest into Chan Tseng, which the beneficiary interest of Chan Tseng belongs to Chine Victory. The rights and obligations as shareholder of Chan Tseng have been vested to Chine Victory.
During the fiscal year, one of the subsidiaries, Simply Good, obtained supply of plywood through the production by a variable interest entity, Chan Tseng, and Chan Tseng agreed to produce plywood to Simply Good at zero cost.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of the date of closing by (i) each person (or group of affiliated persons) who is known by us to own more than five (5) percent of the outstanding shares of our common stock, (ii) each director, executive officer and director nominee, and (iii) all of our directors, executive officers and director nominees as a group. Following the Share Exchange and Reverse Split, we have 11,336,262 shares of common stock issued and outstanding (on a fully diluted basis, including the shares of Series A Preferred Stock, but not including the Series A Warrants and Placement Agent Warrants issued in the financing).

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. All share ownership figures include shares of our common stock issuable upon securities convertible or exchangeable into shares of our common stock within sixty (60) days of the Share Exchange, which are deemed outstanding and beneficially owned by such person for purposes of computing his or her percentage ownership, but not for purposes of computing the percentage ownership of any other person.

Title of Class	Name	Amount and Nature of Beneficial Ownership	Fully Diluted Percentage of Outstanding Common Stock (1)
Common Stock	Xiaoling Ye (2)	0	0%

Common Stock	Zhikang Li	0	0%

Common Stock	Hang Sang (Randolph) Lau	0	0%

All Directors, Executive Officers and Director Nominees after the Share Exchange and after the Effective Date of this Schedule, as a Group (3 persons)		0	0%

Common Stock	Well Asia Group Limited (3)	8,299,564 (4)	82.99%

Common Stock	Alan P. Donenfeld (5)	529,027	5.29%

Common Stock	Viking Investments Group, LLC (6)	566,813	5.67%

_____________________

(1)	The numbers in this column are based on 10,000,018 shares of voting securities.

(2)
Pursuant to an incentive option agreement, Ms. Xiaoling Ye, our Chairman, will have an option, subject to certain vesting periods, to purchase from Mr. Yin Ling Lai, the current sole shareholder of Well Asia Group Limited, up to 100% of equity of Well Asia Group Limited, which, upon exercise, would entitle Ms. Ye to beneficially own and control 8,299,564 shares of our common stock.

(3)
Well Asia Group Limited is owned by Yinling Lai. On March 24, 2010, Yinling Lai entered into a call option agreement (the “Call Option Agreement”) with Xiaoling Ye pursuant to which Yinling Lai will transfer shares of Well Asia Group Limited to Ms. Ye in three years under certain conditions.

(4)
In connection with the Share Exchange, Well Asia was issued 452,521.320 shares of Series M Preferred Stock that converted into 4,525,213,320 shares of Common Stock that converted into 8,299,564 shares automatically when the Reverse Stock Split was declared effective.

(5)	Mr. Donenfeld resigned from our Board effective September 30, 2010.

(6)	Tom Simeo has share voting and dispositive power over the securities held by Viking Investments Group, LLC.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the United States Securities and Exchange Commission, 100 F. Street, N.E., Washington, D.C. 20549, this Registration Statement on Form S-1 under the Securities Act. This Registration Statement and other information may be read and copied at the Commission’s Public Reference Room at 100 F. Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site (http://www.sec.gov) that contains the Registration Statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, such as us.

You may also read and copy any reports, statements or other information that we have filed with the Commission at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public via commercial document retrieval services.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Nevada Revised Statute 78.037 permits a corporation to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for damages relating to breach of fiduciary duty as a director or officer, but such a provision must not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of distributions in violation of Nevada Revised Statute 78.300.

Nevada Revised Statutes 78.7502 provides as follows with respect to indemnification of directors, officers, employees and agents:

(a)
We may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by us, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving as a director, officer, employee or agent of any other person at our request, against expenses actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (i) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b)
We may indemnify any person who was or is a party or is threatened to be made a party to any action by us, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving as a director, officer, employee or agent of any other person at our request, against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (i) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interest. We may not indemnify him for any claim, issue or matter as to which he has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to us or for amounts paid in settlement to us, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c)
To the extent that our director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, we are required to indemnify him against expenses, including attorneys’ fees actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation and Bylaws provide for elimination of any liability of our directors and officers and indemnity of our directors and officers to the fullest extent permitted by Nevada law.

The above-described provisions relating to the exclusion of liability and indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities arising under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and officers and to persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

CHINA WOOD , INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONTENTS

Page(s)
CONSOLIDATED BALANCE SHEETS	Q-2, Q-3

BALANCE SHEETS	Q-4

CONSOLIDATED STATEMENTS OF INCOME	Q-5

STATEMENTS OF INCOME	Q-6

CONSOLIDATED STATEMENTS OF CASH FLOWS	Q-7

STATEMENTS OF CASH FLOWS	Q-8

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY	Q-9

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS	Q-10 - Q-27

CHINA WOOD , INC
CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31 , 2010
(Stated in US dollars)

	Notes	As of December 31, 2010	As of March 31, 2010
		(Unaudited)	(Audited)
ASSETS		$	$
Current assets
Cash and cash equivalents		3,487,870	5,195,664
Accounts receivable, net	3	17,048,968	8,340,879
Inventories	4	6,110,252	6,605,953
Advances to suppliers		14,936,009	5,670,022
Other receivables		-	3,500
Prepaid expenses		11,848	5,912

Total current assets		41,594,947	25,821,930

Plant and equipment, net	5	4,410,149	4,607,728

TOTAL ASSETS		46,005,096	30,429,658

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable		712,136	1,431,331
Accrued liabilities	6	270,237	171,279
Advance from customers		35,364	8,167
Other payables	7	156,703	62,341
Tax payable	8	5,806	5,549

Total current liabilities		1,180,246	1,678,667

TOTAL LIABILITIES		1,180,246	1,678,667

COMMITMENTS AND CONTINGENCIES	13

See accompanying notes to consolidated financial statements

CHINA WOOD, INC
CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31 , 2010
(Stated in US dollars)

	Notes	As of December 31, 2010	As of March 31, 2010
		(Unaudited)	(Audited)
		$	$

STOCKHOLDERS’ EQUITY
Common stock	9	23,150	20,000
Preferred stock		1,336	-
Additional paid in capital		4,009,829	-
Statutory reserve	2(q)	127,572	127,572
Retained earnings		38,898,498	27,088,958
Accumulated other comprehensive income
- foreign currency translation adjustments		1,764,465	1,514,461

TOTAL STOCKHOLDERS’ EQUITY		44,824,850	28,750,991

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		46,005,096	30,429,658

See accompanying notes to consolidated financial statements

CHINA WOOD, INC
BALANCE SHEET
AS OF DECEMBER 31, 2010
(Stated in US dollars)
(Unaudited)

	Notes	As of December 31, 2010	As of March 31, 2010

ASSETS		$	$
Current assets
Cash and cash equivalents		3,374	3,714
Other receivables		4,012,445	-

Total current assets		4,015,819	3,714

TOTAL ASSETS		4,015,819	3,714

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable		1,505	3,300
Other payables		6,754	-

Total current liabilities		8,259	3,300

TOTAL LIABILITIES		8,259	3,300

STOCKHOLDERS’ EQUITY
Common stock		429,000	429,000
Preferred stock		1,336	-
Additional paid in capital		3,992,884	(33,225)
Retained earnings		(415,660)	(395,361)

TOTAL STOCKHOLDERS’ EQUITY		4,007,560	414

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		4,015,819	3,714

See accompanying notes to consolidated financial statements

CHINA WOOD , INC
CONSOLIDATED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED DECEMBER 31 , 2010
(Stated in US dollars)
(Unaudited)

	Notes	Three months ended December 31, 2010		Three months ended December 31, 2009		Nine months ended December 31, 2010		Nine months ended December 31, 2009
		$		$		$		$
Net sales	11		14,352,314		10,468,665		42,341,516		31,854,050

Cost of sales			(10,488,679)		(6,821,344)		(29,155,306)		(22,391,466)

Gross profit			3,863,635		3,647,321		13,186,210		9,462,584

Selling and distributing costs			(420,778)		(253,052)		(1,188,962)		(805,006)

Administrative and other operating costs	12		(48,646)		(61,907)		(177,065)		(142,062)

Financial costs			(116)		(1,582)		(7,289)		(3,203)

Income from operations			3,394,095		3,330,780		11,812,894		8,512,313

Other income (expenses)	13		(589)		(260)		(760)		903

Income before taxes			3,393,506		3,330,520		11,812,134		8,513,216

Income tax			(2,616)		(2,080)		(2,594)		(10,728)

Net income	14		3,390,890		3,328,440		11,809,540		8,502,488

Other comprehensive income - Foreign currency translation adjustments			83,335		25,487		250,004		69,586

Total comprehensive income			3,474,225		3,353,927		12,059,544		8,572,074

Earning per share-basic and diluted			0.37		0.39		1.28		0.98

See accompanying notes to consolidated financial statements

STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED DECEMBER 31, 2010
(Stated in US dollars)
(Unaudited)

	Notes	Three months ended December 31, 2010		Three months ended December 31, 2009		Nine months ended December 31, 2010		Nine months ended December 31, 2009
		$		$		$		$
Net sales			-		-		-		-

Cost of sales			-		-		-		-

Gross profit			-		-		-		-

Selling and distributing costs			-		-		-		-

Administrative and other operating costs			6,754		4,508		20,299		21,306

Income from operations			6,754		4,508		20,299		21,306

Other income (expenses)			-		-		-		-

Income before taxes			6,754		4,508		20,299		21,306

Income tax			-		-		-		-

Net Loss			6,754		4,508		20,299		21,306

See accompanying notes to consolidated financial statements

CHINA WOOD , INC
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD ENDED DECEMBER 31 , 2010
(Stated in US dollars)
(Unaudited)

Nine months ended December 31,	Nine months ended December 31,
Notes	2010	2009
$	$
Cash flows from operating activities
Net income	11,809,540	8,502,488
Depreciation	5	250,497	497,556
Decrease/( increase ) in accounts receivable	(8,708,089)	(714,098)
Decrease/( increase ) in inventories	495,701	(829,875)
Decrease/( increase ) in advances to suppliers	(9,265,987)	(3,110,414)
Decrease/( increase ) in other receivables	3,500	-
Decrease/( increase ) in prepaid expenses	(5,937)	1,638
(Decrease) /increase in accounts payable	(719,195)	(410,110)
(Decrease) /increase in advances from customer	27,198	14,096
(Decrease)/increase in accrued expenses	47,842	(4,458)
(Decrease)/increase in other payable	145,478	-
(Decrease)/increase in tax payable	257	39,634
Net cash (used in)/ provided by operating activities	(5,919,195)	3,986,457

Cash flows from investing activities
Purchase of plant and equipment	(491)	(56,676)
Net cash used in investing activities	(491)	(56,676)

Cash flows from financing activities
Capital contributions from stockholders	1	4,012,445	-
Dividend paid	-	(2,200,188
Net cash used in financing activities	4,012,445	(2,200,188	)-

Effect of foreign currency translation on cash and cash equivalents	199,447	(32,393)

Net increase(decrease)in cash and cash equivalents	(1,707,794)	1,697,200

Cash and cash equivalents - beginning of period	5,195,664	904,247
Cash and cash equivalents - end of period	3,487,870	2,601,447

See accompanying notes to consolidated financial statements

CHINA WOOD, INC
STATEMENT OF CASH FLOWS
FOR THE Nine months ended DECEMBER 31, 2010
(Stated in US dollars)
(Unaudited)

	Notes	Nine months ended December 31, 2010		Nine months ended December 31, 2009
		$		$
Cash flows from operating activities
Net loss			(20,299)		(21,306)
Decrease/(Increase) in other receivables			(4,012,445)		-
Decrease/(Increase) in prepaid expense			-		3,000
(Decrease)/increase in accounts payable			(1,795)		(950)
(Decrease)/increase in other payable			6,754		-
Net cash (used in)/provided by operating activities			(4,027,785)		(19,256)

Cash flows from investing activities
Purchase of plant and equipment			-		-
Net cash used in investing activities			-		-

Cash flows from financing activities
Capital contributions from stockholders			4,027,445		15,000
Dividend paid			-		-
Net cash used in financing activities			4,027,445		15,000

Net increase(decrease)in cash and cash equivalents			(340)		(4,256)

Cash and cash equivalents - beginning of period			3,714		5,311
Cash and cash equivalents - end of period			3,374		1,055

See accompanying notes to consolidated financial statements

CHINA WOOD, INC
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE NINE MONTHS ENDED DECEMBER 31, 2010
(Stated in US dollars)

	Common Stock	Preferred Stock	Additional paid-in capital	Statutory reserve	Other comprehensive income	Retained earnings	Total

Balance, April 1, 2009	20,000	-	-	116,251	1,426,755	17,523,648	19,086,654
Net income	-	-	-	-	-	9,576,631	9,576,631
Transfer to statutory reserve	-	-	-	11,321	-	(11,321)	-
Foreign currency translation adjustment	-	-	-	-	87,706	-	87,706

Balance, March 31, 2010	20,000	-	-	127,572	1,514,461	27,088,958	28,750,991

Balance, April 1, 2010	20,000	-	-	127,572	1,514,461	27,088,958	28,750,991
Net income	-		-	-	-	11,809,540	11,809,540
Increase in common stock	3,150						3,150
Issuance of Preferred Stock		1,336	-			-	1,336
Additional Paid-in Capital			4,009,829			-	4,009,829
Transfer to statutory reserve	-		-	-	-		-
Foreign currency translation adjustment	-		-	-	250,004	-	250,004

Balance, December 31, 2010	23,150	1,336	4,009,829	127,572	1,764,465	38,898,498	44,824,850

See accompanying notes to consolidated financial statement

CHINA WOOD , INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31 , 2010
(Stated in US dollars)

1.         ORGANIZATION AND PRINCIPAL ACTIVITIES

China Wood, Inc (formerly known as Timberjack Sporting Supplies, Inc. ) (the “Company”) was incorporated in the state of Nevada on September 8, 2005.

The Company had a principal business objective of providing cost effective, high quality gun care products, accessories and related sporting equipment for the discriminating consumer, at substantial savings to the rugged outdoorsman, the general public and all levels of federal, state, county and local law enforcement.

During August 2008, the Company discontinued its prior business and amended its business plan.

As of June 30, 2010, the Company was a shell company as defined in Rule 12b-2 of the Exchange Act.  The Company’s business was to pursue a business combination through acquisition, or merger with, an existing company.

Chine Victory Profit Limited (“Chine Victory”) was incorporated in the British Virgin Islands on 13 May, 2004, under the International Business Companies Act, British Virgin Islands. The Company is an investment holding company.

Chine Victory acquired 100% of shareholding in Simply Good Limited (“Simply Good”) on 28 December, 2004, a company which was incorporated in the British Virgin Islands, under the International Business Companies Act, British Virgin Islands. The principal activity of Simply Good is trading of wooden products.

Chine Victory owns 100% of shareholding in Moody International Limited (“Moody”), a BVI incorporated company, on 6 March, 2006. Moody was incorporated on 19 January, 2006 under the International Business Companies Act, British Virgin Islands. The beneficiary owner of Moody is Chine Victory whereas Li Zhi Kang appears as nominee shareholder in registers of members. The principal activity of Moody is investment holding.

As on 21 March, 2006, Linyi Chan Tseng Wood Company Limited (“Chan Tseng”), which was incorporated in PRC, 25.1% and 74.9% owned by Moody and Linyi Guangsha Wood Company Limited (“Guangsha”) respectively. Guangsha appears as one of the shareholder of Chan Tseng under the register of shareholders. Chine Victory has entrusted Guangsha to represent Chine Victory to invest into Chan Tseng, which the beneficiary interest of Chan Tseng belongs to Chine Victory. The rights and obligations as shareholder of Chan Tseng have been vested to Chine Victory. The principal activities of Chan Tseng is manufacturing and trading of plywood.

In accordance with a Share Exchange Agreement dated September 29, 2010 (the “Exchange Agreement”) by and among the Company, Paragon Capital LP, a Delaware limited partnership (the “Principal Shareholder”), Chine Victory and the shareholders of Chine Victory (the “Chine Victory Shareholders”). The closing of the transaction

CHINA WOOD , INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31 , 2010
(Stated in US dollars)

1.        ORGANIZATION AND PRINCIPAL ACTIVITIES (CONTINUED)

(the “Closing”) took place on September 30, 2010 (the “Closing Date”). On the Closing Date, pursuant to the terms of the Exchange Agreement, The Company acquired all of the outstanding shares of Chine Victory (the “Interests”) from the Chine Victory Shareholders in exchange for the issuance of 467,074.60209421 shares of Series M preferred stock, par value $0.001 (the “Series M Preferred Stock”) whereby each Series M Preferred Stock will be converted into 10,000 shares of our common stock (the “Conversion Shares”) automatically upon the effectiveness of the Reverse Split. After giving effect to the above described automatic conversion, the Conversion Shares shall constitute approximately 86.39% of our issued and outstanding common shares immediately after the closing of the Share Exchange. As a result of the Share Exchange, Chine Victory became a wholly-owned subsidiary of the Company.

The Share Exchange Transaction constitutes a reverse acquisition where the originally shareholders of the legal acquiree – Chine Victory have become the controlling shareholder of the Company, therefore the transaction is accounted for as a recapitalization accounting for the share exchange transaction.

The Company has raised the gross proceed of private placement of 1,336,244 of Series A-Preferred stock of par value $0.001 at $4 each,  less various expenses, including placement commission and professional fee of $ 1,332,530 , with net proceeds of $ 4,012,445  as at September 30, 2010.

The consolidated financial statements are issued under the name of the legal acquirer (accounting acquiree) i.e. China Wood, Inc., but they are a continuation of the legal acquiree (accounting acquirer) i.e. Chine victory.

Accounting treatment for the reverse acquisition:

a.	The assets and liabilities of the legal acquiree or accounting acquirer - Chine Victory recognized and measured at their precombination carrying amounts as of September 30,2010.
b.	The assets and liabilities of the legal acquirer or accounting acquiree - China Wood recognized and measured at their precombination carrying amounts as of September 30, 2010.
c.	The retained earnings and other equity balances of the legal acquiree or accounting acquirer- Chine Victory before the business combination as of September 30, 2010.
d.
The consolidated equity structure (i.e., the number and type of equity interests issued) has been adjusted to reflect the equity structure of the legal acquirer (accounting acquiree), including the equity interests issued by the legal parent in order to effect the combination. In order to operationalize this adjustment, the legal acquiree’s equity structure has been restated to reflect the number of shares of the legal acquirer issued in the reverse acquisition using the exchange ratio prescribed by the acquisition agreement.

2．     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)  Method of Accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes.  The financial statements and notes are representations of management.  Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

b)  Basis of Presentation and Consolidation

The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

This basis of accounting differs in certain material respects from that used for the preparation of the books of account of the Company’s principal subsidiaries, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC (“PRC GAAP”), the accounting standards used in the places of their domicile.  The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books of account of the Company’s subsidiaries to present them in conformity with US GAAP.

CHINA WOOD , INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31 , 2010
(Stated in US dollars)

c)  Economic and Political Risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

d) Use of estimates

In preparing of the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year.  These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of plant and machinery.  Actual results could differ from those estimates.

e)  Cash and Cash Equivalents

The Company considers all cash and other highly liquid investments with initial maturities of three months or less to be cash equivalents.

f)  Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts and sales returns.

The Company recognizes an allowance for doubtful accounts to ensure accounts receivable are not overstated due to uncollectibility. An allowance for doubtful accounts is maintained for all customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Group becomes aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position. If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted. Bad debt expenses are included in the general and administrative expenses.

Outstanding account balances are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  To date, the Company has not charged off any balances as it has yet to exhaust all means of collection. The Company does not have any off-balance-sheet credit exposure to its customers, except for outstanding bills receivable discounted with banks that are subject to recourse for non-payment.

CHINA WOOD , INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31 , 2010
(Stated in US dollars)

g)  Inventories

Inventories consisting of raw materials and finished goods are stated at the lower of weighted average cost or market value.  Finished goods are comprised of direct materials, direct labor and an appropriate proportion of overhead.

h)  Advances to Suppliers

Advances to suppliers represent the cash paid in advance for purchasing raw materials.

i)  Long-Lived Assets

The Company adopted Accounting Standard Codification No. 360-10-35, “Impairment and disposal of long-lived assets” (“ASC 360-10-35”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with ASC 360-10-35. ASC 360-10-35 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of March 31, 2010 and 2009, there were no significant impairments of its long-lived assets.

j)  Plant and Equipment

Plant and equipment, other than construction in progress, are stated at cost less depreciation and amortization and accumulated impairment loss.

Plant and equipment are carried at cost less accumulated depreciation.  Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Plant and machinery	10 years
Equipment & computers	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

Management considers that we have no residual value for plant and equipment.

k)  Construction in Progress

Construction in progress represents direct costs of construction or acquisition and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for intended use.

CHINA WOOD , INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31 , 2010
(Stated in US dollars)

2.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

l)  Fair value of Financial Instruments

The Company follows ASC Section 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and has adopted ASC Section 820-10-35-37 to measure the fair value of its financial instruments. Subsection 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures.

The carrying values of the Group’s financial instruments, including cash and cash equivalents, restricted cash, accounts and other receivables, deposits, accounts and other payables approximate their fair values due to the short-term maturity of such instruments. The carrying amounts of borrowings approximate their fair values because the applicable interest rates approximate current market rates.

m)  Foreign Currency Translation

The Company maintains its financial statements in the functional currency.  The functional currency of the Company is the Renminbi (RMB).  Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates.  Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction.  Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

	As of December 31, 2010	As of March 31, 2010
Year end RMB : US$ exchange rate	6.6227	6.81612
Average yearly RMB : US$ exchange rate	6.7194	6.81968

RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.  No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

CHINA WOOD , INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31 , 2010
(Stated in US dollars)

2.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

n)  Revenue Recognition

Revenue from the sales of plywood is recognized on the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and the title has passed.

For those merchandise and products being sold by Chen Tsang in PRC, net sales of products represent the invoiced value of goods, net of value added taxes (“VAT”), sales returns, trade discounts and allowances.  The Company is subject to VAT which is levied on the majority of the products of Linyi at the rate of 17% on the invoiced value of sales.  Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Company in addition to the invoiced value of purchases to the extent not refunded for export sales.  Provision for sales returns are recorded as a reduction of revenue in the same period that revenue is recognized.  The provision for sales returns, which is based on historical sales returns data, is the Company’s best estimate of the amounts of goods that will be returned from its customers.

For those merchandise being sold by Simply Good, one of the subsidiary of the Company which does not operate and sell products in PRC, sales revenue is recognized on the transfer of risk and rewards of the ownership to its customers.

o)  Cost of revenues

Cost of revenues consists primarily of material costs, employee compensation, depreciation and related expenses, which are directly attributable to the production of products.  Write-down of inventory to lower of weighted average cost or market value is also recorded in cost of revenues.

p)  Income Taxes

Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of income and comprehensive income in the period that includes the enactment date.

CHINA WOOD , INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31 , 2010
(Stated in US dollars)

2.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

q)  Statutory reserves

Statutory reserves are referring to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and are to be used to expand production or operations.

Statutory reserves consist of the following as of

	As of December 31, 2010	As of March 31, 2010
	(Unaudited)	(Audited)
	$	$
Enterprise reserve fund	127,572	127,572

r)  Comprehensive Income

The Company has applied ASC Section 220-10-45 of the FASB Accounting Standards Codification. Comprehensive income is defined to include all changes in equity except those resulting from net income or loss, investments by owners and distributions to owners. The Company’s only component of other comprehensive income is the foreign currency translation adjustments.

s)  Retirement benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred.

t)  Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

CHINA WOOD , INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31 , 2010
(Stated in US dollars)

2.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

u)  Variable Interest Entities (“VIE”)

The Company conducts substantially all of the manufacturing of plywood through Chan Tseng. The Company has entrusted Guangsha to legally invest into the entity, which the beneficiary interest of Chan Tseng belongs to Chine Victory. The rights and obligations as shareholder of Chan Tseng have been vested to Chine Victory.

Pursuant to certain contractual arrangements, Chan Tseng has been granted the financial support to their operation.

In December 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46, revised December 2003, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (“FIN46R”). FIN46R is intended to achieve more consistent application of consolidation policies to variable interest entities to improve comparability between enterprises engaged in similar activities even if some of those activities are conducted through variable interest entities. The Company has determined that it is the primary beneficiary of the Chan Tseng, which are VIE, and has consolidated them in its Consolidated Financial Statements. As a group, as of June 30 2010, the Chan Tseng had total assets of $11.48 million (primarily recorded in property, plant and equipment, accounts receivable and inventory) and total liabilities of  $1.15 million respectively (primarily recorded in accounts payable).

v)  Segment reporting

The Company uses the “management approach” in determining reportable operating segments.  The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operating results solely by monthly revenue of plywood (but not by geographic area) and operating results of the Company and, as such, the Company has determined that the Company has one operating segment as defined by SFAS 131, “Disclosures about Segments of an Enterprise and Related Information”.

CHINA WOOD , INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31 , 2010
(Stated in US dollars)

3.        ACCOUNTS RECEIVABLE, NET

Accounts receivable at December 31 , 2010 and March 31, 2010 consist of the following:

	As of December 31 , 2010	As of March 31, 2010
	(Unaudited)	(Audited)
	$	$
Accounts receivable	17,048,968	8,340,879

Less: Allowance for doubtful accounts	-	-

	17,048,968	8,340,879

4.         INVENTORIES

Inventories consist of the following as of

	As of December 31 , 2010	As of March 31, 2010
	(Unaudited)	(Audited)
	$	$
Raw materials	5,367,524	3,739,448
Finished goods	742,728	2,866,505

	6,110,252	6,605,953

Inventories consisting of raw materials and finished goods are stated at the lower of weighted average cost or market value. Raw materials are comprised of the wood and all materials used in the manufacturing process. Finished goods are comprised of direct materials, direct labor and an appropriate proportion of overhead.

The Company has not comprised the work-in-progress due to the short process of the plywood manufacturing.

CHINA WOOD , INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31 , 2010
(Stated in US dollars)

5 .         PLANT AND EQUIPMENT, NET

Plant and equipment consist of the following as of

	As of December 31, 2010	As of March 31, 2010
	(Unaudited)	(Audited)
At cost	$	$
Plant and machinery	6,225,855	6,225,855
Equipment & computers	97,795	97,307
Effect of foreign currency translation	1,046,118	993,275
	7,369,768	7,316,437
Less: Accumulated depreciation
Plant and machinery	3,027,968	2,538,780
Equipment & computers	40,979	28,122
Effect of foreign currency translation	(109,327)	141,807
	2,959,620	2,708,709

Net value
Plant and machinery	3,197,887	3,687,075
Equipment & computers	56,816	69,185
Effect of foreign currency translation	1,155,446	851,468
	4,410,149	4,607,728

Depreciation expense for the six months ended December 31 , 2010 was $ 250,497 .

CHINA WOOD , INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31 , 2010
(Stated in US dollars)

6 .        ACCRUED LIABILITIES

Accrued liabilities at December 31 , 2010 and March 31, 2010 consist of the following:

	As of December 31, 2010	As of March 31, 2010
	(Unaudited)	(Audited)
	$	$
Electricity, water	22,524	12,342
Salaries, wages	51,116	30,291
Rental expenses	196,597	119,386
Community insurance in PRC	-	9,260

	270,237	171,279

7 .        OTHER PAYABLES

Other payables consist of the following as of

	Note	As of December 31, 2010	As of March 31, 2010
		(Unaudited)	(Audited)
		$	$
Amount due to a director	(a)	156,703	62,341
Total other Payables		156,703	62,341

Note:

(a)      The amounts due are unsecured, interest free, and have no fixed repayment terms.

CHINA WOOD , INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31 , 2010
(Stated in US dollars)

8 .         TAX PAYABLE

    Tax payable consist of the following as of

	As of December 31, 2010	As of March 31, 2010
	(Unaudited)	(Audited)
	$	$
Enterprise income tax in PRC	5,806	5,549

	5,806	5,549

9 .      COMMON STOCK

Company equity as at March 31, 2010 and December 31, 2010 are as follows:

	As of December 31 , 2010	As of March 31, 2010
	(Unaudited)	(Audited)
	$	$
Authorized 980,000,000 shares,10,000,000 issued and outstanding Common stock par value at USD0.541 each	23,150	20,000
	23,150	20,000

10 .      BUSINESS SEGMENT

The Company operates in one segment and therefore does not provide additional disclosure relating to reporting segments.

The following table provides a breakdown of foreign sales by geographic area during the periods indicated:

	Three months ended December 31, 2010	Three months ended December 31, 2009	Nine months ended December 31, 2010	Nine months ended December 31, 2009
	$	$	$	$

PRC	12,210,178	10,414,156	36,021,887	31,688,191
Other	2,142,136	54,509	6,319,629	165,859
Net Sale	14,352,314	10,468,665	42,341,516	31,854,050

CHINA WOOD , INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31 , 2010
(Stated in US dollars)

11 .      ADMINISTRATIVE AND OTHER OPERATING COSTS

Details of administrative and other operating costs are summarized as follows:

	Three months ended December 31 , 2010	Three months ended December 31 , 2009	Nine months ended December 31 , 2010	Nine months ended December 31 , 2009
	$	$	$	$
Depreciation	4,361	7,420	12,953	17,028
Entertainment	-	1,955	-	4,487
Insurance	3,068	1,991	8,914	4,569
Motor vehicle expenses	700	2,683	2,418	6,156
Office expenses	4,962	8,752	17,450	20,083
Travelling expenses	1,566	1,165	4,734	2,673
Staff salaries	6,755	18,972	31,638	43,537
Staff welfare	752	959	2,230	2,200
Legal & Professional fee	16,121	-	80,390	-
Others	10,361	18,010	16,338	41,329
	48,646	61,907	177,065	142,062

CHINA WOOD , INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31 , 2010
(Stated in US dollars)

12 .      INCOME TAXES

BVI Tax

Simply Good Limited was incorporated in the BVI and, under the current laws of the BVI, is not subject to income taxes.

PRC Tax

Chan Tseng is operating in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is 25%. However, also in accordance with the relevant taxation laws in the PRC, from the time that a company has its first profitable tax year, a foreign investment company is exempt from corporate income tax for its first two years and is then entitled to a 50% tax reduction for the succeeding three years. Chan Tseng’s first profitable year is 2006 and exempt from corporate income tax the year 2006 and 2007,and from year 2008 to year 2010 Chan Tseng is entitled to a 50% tax reduction.

For sales concluded by Simply Good, which is not being sales conducted in PRC and therefore no PRC income tax is applicable to these transactions which constitutes the vast majority of sales transaction of the Group

	Three months ended December 31, 2010	Three months ended December 31, 2009	Nine months ended December 31, 2010	Nine months ended December 31, 2009
	$	$	$	$
Income before tax	3,393,506	3,330,520	11,812,134	8,513,216

Income tax	2,616	2,080	2,594	10,728

The deferred tax asset and liability has not been recognized because of the exemption for taxation and no valuation allowance to be established for the period ended December 31 , 2010 and December 31 , 2009.

CHINA WOOD , INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31 , 2010
(Stated in US dollars)

13 .      COMMITMENTS AND CONTINGENCIES

As of July 2006, the Company leased factory premises under the operating lease agreement expiring in 2014.

The future minimum lease payment under the above-mentioned leases as of December 31 , 2010 is as follows:

Year	As of December 31 , 2010
$
2011 to 2014	227,286

    As of December 31 , 2010 the Company did not have any contingent liabilities.

14 .      RELATED PARTY TRANSACTION

During the fiscal period, one of the subsidiaries, Simply Good, obtained supply of plywood through the production by a variable interest entity, Chan Tseng, and Chan Tseng agreed to produce plywood to Simply Good at zero cost.

CHINA WOOD , INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31 , 2010
(Stated in US dollars)

15 .      RECENTLY ISSUED ACCOUNTING STANDARDS

In August 2010, the FASB issued Accounting Standards Update (“ASU”) No. No. 2010-22, which amends various SEC paragraphs based on external comments received and the issuance of SAB 112, which amends or rescinds portions of certain SAB topics. Based on the issuance of SAB 112, amend paragraph 270-10-S99-2 with no link to a transition paragraph, the following is the text of SAB Topic 6.G.2, Amendments to Form 10Q:
a. Form of condensed financial statements.
Rules 10-01(a)(2) and (3) of Regulation S-X provide that interim balance sheets and statements of income shall include only major captions (i.e., numbered captions) set forth in Regulation S-X, with the exception of inventories where data as to raw materials, work in process and finished goods shall be included, if applicable, either on the face of the balance sheet or in notes thereto. Where any major balance sheet caption is less than 10% of total assets and the amount in the caption has not increased or decreased by more than 25% since the end of the preceding fiscal year, the caption may be combined with others. When any major income statement caption is less than 15% of average net income attributable to the registrant for the most recent three fiscal years and the amount in the caption has not increased or decreased by more than 20% as compared to the corresponding interim period of the preceding fiscal year, the caption may be combined with others. Similarly, the statement of cash flows may be abbreviated, starting with a single figure of cash flows provided by operations and showing other changes individually only when they exceed 10% of the average of cash flows provided by operations for the most recent three years.
In April 2010, the FASB issued ASU No. 2010-17, “Revenue Recognition—Milestone Method”. The amendments in this Update provide guidance on the criteria that should be met for determining whether the milestone method of revenue recognition is appropriate. A vendor can recognize consideration that is contingent upon achievement of a milestone in its entirety as revenue in the period in which the milestone is achieved only if the milestone meets all criteria to be considered substantive. Determining whether a milestone is substantive is a matter of judgment made at the inception of the arrangement. A milestone should be considered substantive in its entirety. An individual milestone may not be bifurcated. An arrangement may include more than one milestone, and each milestone should be evaluated separately to determine whether the milestone is substantive. Accordingly, an arrangement may contain both substantive and non-substantive milestones. A vendor’s decision to use the milestone method of revenue recognition for transactions within the scope of the amendments in this Update is a policy election. Other proportional revenue recognition methods also may be applied as long as the application of those other methods does not result in the recognition of consideration in its entirety in the period the milestone is achieved.

CHINA WOOD , INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31 , 2010
(Stated in US dollars)

15 .      RECENTLY ISSUED ACCOUNTING STANDARDS (CONTINUED)

In January 2010, the FASB issued ASU No. 2010-02, “CONSOLIDATION (TOPIC 810) ACCOUNTING AND REPORTING FOR DECREASES IN OWNERSHIP OF A SUBSIDIARY — A SCOPE CLARIFICATION”. This amendment affects entities that have previously adopted Topic 810-10 (formally SFAS 160). It clarifies the decrease in ownership provisions of Subtopic 810-10 and removes the potential conflict between guidance in that Subtopic and asset derecognition and gain or loss recognition guidance that may exist in other US GAAP. An entity will be required to follow the amended guidance beginning in the period that it first adopts FAS 160 (now included in Subtopic 810-10). For those entities that have already adopted FAS 160, the amendments are effective at the beginning of the first interim or annual reporting period ending on or after December 15, 2009. The amendments should be applied retrospectively to the first period that an entity adopted FAS 160. The Group does not expect the provisions of ASU 2010-02 to have a material effect on the financial position, results of operations or cash flows of the Group.
In April 2009, the FASB issued FSP 157-4, DETERMINING FAIR VALUE WHEN THE VOLUME AND LEVEL OF ACTIVITY FOR THE ASSET OR LIABILITY HAVE SIGNIFICANTLY DECREASED AND IDENTIFYING TRANSACTIONS THAT ARE NOT ORDERLY (“FSP 157-4”). FSP 157-4 provides additional guidance for estimating fair value in accordance with SFAS 157 when the volume and level of activity for the asset or liability have significantly decreased. FSP 157-4 also includes guidance on identifying circumstances that indicate a transaction is not orderly. FSP 157-4 is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. FSP 157-4 does not require disclosures for earlier periods presented for comparative purposes at initial adoption. In periods after initial adoption, FSP 157-4 requires comparative disclosures only for periods ending after initial adoption. The adoption of the provisions of FSP 157-4 is not anticipated to materially impact on the Group’s results of operations or the fair values of its assets and liabilities.
 In August 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-05, “MEASURING LIABILITIES AT FAIR VALUE”, which is codified as ASC 820, “FAIR VALUE MEASUREMENTS AND DISCLOSURES”. This Update provides amendments to ASC 820-10, Fair Value Measurements and Disclosures –Overall, for the fair value measurement of liabilities. This Update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using a valuation technique that uses the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities when traded as assets, or that is consistent with the principles of ASC 820. The amendments in this Update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents transfer of the liability.

CHINA WOOD , INC
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD ENDED DECEMBER 31 , 2010
(Stated in US dollars)

15 .      RECENTLY ISSUED ACCOUNTING STANDARDS (CONTINUED)

The amendments in this Update also clarify that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the assets are required are Level 1 fair value measurements. ASC 820 is effective for the first reporting period (including interim periods) beginning after August 28, 2009. The adoption of this Update did not have a significant impact to the Group’s financial statements.

The Group has considered the above updated development in accounting standards and has taken into account such effect in the preparation of the financial statements whenever applicable.

CHINE VICTORY PROFIT LIMITED

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONTENTS
Page(s)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-2

CONSOLIDATED BALANCE SHEETS	F-3-F-4

CONSOLIDATED STATEMENTS OF INCOME	F-5

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY	F-6

CONSOLIDATED STATEMENTS OF CASH FLOWS	F-7

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS	F-8-F-27

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors and Stockholders of Chine Victory Profit Limited

We have audited the accompanying consolidated balance sheets of Chine Victory Profit Limited as of March 31, 2010 and 2009, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the Public Company Accounting Oversight Board in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chine Victory Profit Limited as of March 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Parker Randall CF (H.K.) CPA Limited
Certified Public Accountants
Hong Kong
May 10, 2010

CHINE VICTORY PROFIT LIMITED
CONSOLIDATED BALANCE SHEETS
AS AT MARCH 31, 2010 AND 2009
(Stated in US dollars)

	Notes	As of March 31, 2010	As of March 31, 2009
ASSETS
Current assets
Cash and cash equivalents		$5,195,664	$904,247
Accounts receivable, net	3	8,340,879	7,444,033
Inventories	4	6,605,953	4,864,163
Advances to suppliers		5,670,022	4,151,572
Other receivables		3,500	16,837
Prepaid expenses		5,912	11,018

Total current assets		25,821,930	17,391,870

Construction in progress		-	-
Plant and equipment, net	5	4,607,728	5,258,502

TOTAL ASSETS		30,429,658	22,650,372

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Other borrowing	6	-	1,899,030
Accounts payable		1,431,331	1,426,160
Accrued liabilities	7	171,279	152,969
Advance from customers		8,167	2,301
Other payables	8	62,341	76,681
Tax payable	9	5,549	6,577

Total current liabilities		1,678,667	3,563,718

TOTAL LIABILITIES		1,678,667	3,563,718

COMMITMENTS AND CONTINGENCIES	15

CHINE VICTORY PROFIT LIMITED
CONSOLIDATED BALANCE SHEETS (CONTINUED)
AS AT MARCH 31, 2010 AND 2009
(Stated in US dollars)

	Notes	As of March 31, 2010	As of March 31, 2009
STOCKHOLDERS’ EQUITY
Common equity	10	$20,000	$20,000
Statutory reserve	2(q)	127,572	116,251
Accumulated other comprehensive income		1,514,461	1,426,755
Retained earnings		27,088,958	17,523,648

		28,750,991	19,086,654

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		30,429,658	22,650,372

CHINE VICTORY PROFIT LIMITED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED MARCH 31, 2010 AND 2009
(Stated in US dollars)

		For the year ended March 31, 2010	For the year ended March 31, 2009
	Notes

Net sales	11	$36,337,427	$30,854,462

Cost of sales		(25,275,488)	(21,741,792)

Gross profit		11,061,939	9,112,670

Selling and distributing costs		(962,548)	(813,296)

Administrative and other operating costs	12	(516,667)	(162,472)

Financial costs		(4,084)	(320)

Income from operations		9,578,640	8,136,582

Other income, net	13	1,290	1,237

Non-operating expenses, net		(387)	(36)

Income before taxes		9,579,543	8,137,783

Income tax	14	(2,912)	(7,548)

Net income		9,576,631	8,130,235

Other comprehensive income - Foreign currency translation adjustments		87,706	334,498

Total comprehensive income		9,664,337	8,464,733

CHINE VICTORY PROFIT LIMITED
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED MARCH 31, 2010 AND 2009
(Stated in US dollars)

	Additional paid-in capital	Statutory reserve	Other comprehensive income	Retained earnings	Total
Balance, April 1, 2008	$20,000	$107,343	$1,092,257	$10,858,114	$12,077,714
Net income	—	—	—	8,130,235	8,130,235
Transfer to statutory reserve	—	8,908	—	(8,908)	—
Dividend paid	—	—	—	(1,455,793)	(1,455,793)
Foreign currency translation adjustment	—	—	334,498	—	334,498

Balance, March 31, 2009	20,000	116,251	1,426,755	17,523,648	19,086,654

Balance, April 1, 2009	20,000	116,251	1,426,755	17,523,648	19,086,654
Net income	—	—	—	9,576,631	9,576,631
Transfer to statutory reserve	—	11,321	—	(11,321)	—
Dividend paid	—	—	—	—	—
Foreign currency translation adjustment	—	—	87,706	—	87,706

Balance, March 31, 2010	20,000	127,572	1,514,461	27,088,958	28,750,991

CHINE VICTORY PROFIT LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED MARCH 31, 2010 AND 2009
(Stated in US dollars)

	Notes	For the year ended March 31, 2010	For the year ended March 31, 2009
Cash flows from operating activities
Net income		$9,576,631	$8,130,235
Bad debt written back		-	-
Depreciation	5	730,253	724,998
Decrease/(Increase) in accounts receivable		(864,198)	438,265
Decrease/(Increase) in inventories		(1,719,853)	(872,413)
Decrease/(Increase) in advances to suppliers		(1,499,712)	(2,946,692)
Decrease/(Increase) in other receivables		-	983
Decrease/(Increase) in prepaid expenses		5,151	19,544
Increase/(Decrease) in accounts payable		(997)	(1,554,349)
Increase/(Decrease) in customer deposits		5,853	(94,391)
Increase/(Decrease) in tax payable		12,347	(21,731)
Increase/(Decrease) in accrued expenses		17,639	26,412

Net cash provided by operating activities		6,263,114	3,850,861

Cash flows from investing activities
Purchase of plant and equipment		(57,087)	(14,710)

Net cash used in investing activities		(57,087)	(14,710)

Cash flows from financing activities
Repayment to director’s loan		-	(1,152,749)
Repayment to short-term loans		(1,906,248)	(1,164,634)
Dividend paid		-	(1,455,793)

Net cash used in financing activities		(1,906,248)	(3,773,176)

Net increase in cash and cash equivalents		4,299,779	62,975
Effect of foreign currency translation on cash and		(8,362)	21,319
Cash and cash equivalents - beginning of year		904,247	819,953

Cash and cash equivalents - end of year		5,195,664	904,247

CHINE VICTORY PROFIT LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 AND 2009
(Stated in US dollars)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Chine Victory Profit Limited (the “Company” or “Chine Victory”) was incorporated in the British Virgin Islands on 13 May, 2004, under the International Business Companies Act, British Virgin Islands. The Company is an investment holding company.

The Company acquired 100% of shareholding in Simply Good Limited (“Simply Good”) on 28 December, 2004, a company which was incorporated in the British Virgin Islands, under the International Business Companies Act, British Virgin Islands. The principal activity of Simply Good is trading of wooden products.

The Company owns 100% of shareholding in Moody International Limited (“Moody”), a BVI incorporated company, on March 6, 2006. Moody was incorporated on January 19, 2006 under the International Business Companies Act, British Virgin Islands. The beneficiary owner of Moody is Chine Victory whereas Li Zhi Kang appears as nominee shareholder in registers of members. The principal activity of Moody is investment holding.

As on March 21, 2006, Linyi Chan Tseng Wood Company Limited (“Chan Tseng”), which was incorporated in PRC, 25.1% and 74.9% owned by Moody and Linyi Guangsha Wood Company Limited (“Guangsha”) respectively. Guangsha appears as one of the shareholder of Chan Tseng under the register of shareholders. Chine Victory has entrusted Guangsha to represent Chine Victory to invest into Chan Tseng, which the beneficiary interest of Chan Tseng belongs to Chine Victory. The rights and obligations as shareholder of Chan Tseng have been vested to Chine Victory. The principal activities of Chan Tseng is manufacturing and trading of plywood.

CHINE VICTORY PROFIT LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 AND 2009
 (Stated in US dollars)

2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            a)  Method of Accounting

The Company maintains its general ledger and journals with the accrual method accounting for financial reporting purposes.  The financial statements and notes are representations of management.  Accounting policies adopted by the Company conform to generally accepted accounting principles in the United States of America and have been consistently applied in the presentation of financial statements, which are compiled on the accrual basis of accounting.

b)  Basis of Presentation and Consolidation

The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

       This basis of accounting differs in certain material respects from that used for the preparation of the books of account of the Company’s principal subsidiaries, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC (“PRC GAAP”), the accounting standards used in the places of their domicile.  The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books of account of the Company’s subsidiaries to present them in conformity with US GAAP.

c)  Economic and Political Risks

The Company’s operations are conducted in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC economy.

d)  Use of estimates

In preparing of the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year.  These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of plant and machinery.  Actual results could differ from those estimates.

CHINE VICTORY PROFIT LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 AND 2009
 (Stated in US dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

e)	Cash and Cash Equivalents

The Company considers all cash and other highly liquid investments with initial maturities of three months or less to be cash equivalents. As of March 31, 2010 and 2009, there were no cash equivalents.

f)	Accounts Receivable

    Trade accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts and sales returns.

The Company recognizes an allowance for doubtful accounts to ensure accounts receivable are not overstated due to uncollectibility. An allowance for doubtful accounts is maintained for all customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience. An additional reserve for individual accounts is recorded when the Group becomes aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position. If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted. Bad debt expenses are included in the general and administrative expenses.

    Outstanding account balances are reviewed individually for collectibility. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  To date, the Company has not charged off any balances as it has yet to exhaust all means of collection. The Company does not have any off-balance-sheet credit exposure to its customers, except for outstanding bills receivable discounted with banks that are subject to recourse for non-payment.

g)   Inventories

Inventories consisting of raw materials and finished goods are stated at the lower of weighted average cost or market value.  Finished goods are comprised of direct materials, direct labor and an appropriate proportion of overhead.

h)	Advances to Suppliers

Advances to suppliers represent the cash paid in advance for purchasing raw materials.

CHINE VICTORY PROFIT LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 AND 2009
 (Stated in US dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

i)  Long-Lived Assets

The Company adopted Accounting Standard Codification No. 360-10-35, “Impairment and disposal of long-lived assets” (“ASC 360-10-35”), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The Company periodically evaluates the carrying value of long-lived assets to be held and used in accordance with ASC 360-10-35. ASC 360-10-35 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of March 31, 2010 and 2009, there were no significant impairments of its long-lived assets.

j)  Plant and Equipment

Plant and equipment, other than construction in progress, are stated at cost less depreciation and amortization and accumulated impairment loss.

Plant and equipment are carried at cost less accumulated depreciation.  Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the plant and equipment are as follows:

Plant and machinery	10 years
Equipment & computers	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

Management considers that we have no residual value for plant and equipment.

k)  Construction in Progress

Construction in progress represents direct costs of construction or acquisition and design fees incurred. Capitalization of these costs ceases and the construction in progress is transferred to plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided until it is completed and ready for intended use.

CHINE VICTORY PROFIT LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 AND 2009
 (Stated in US dollars)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

l)  Fair value of Financial Instruments

The Company follows ASC Section 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and has adopted ASC Section 820-10-35-37 to measure the fair value of its financial instruments. Subsection 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures [?]

The carrying values of the Group’s financial instruments, including cash and cash equivalents, restricted cash, accounts and other receivables, deposits, accounts and other payables approximate their fair values due to the short-term maturity of such instruments. The carrying amounts of borrowings approximate their fair values because the applicable interest rates approximate current market rates.

m)  Foreign Currency Translation

The Company maintains its financial statements in the functional currency.  The functional currency of the Company is the Renminbi (RMB).  Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates.  Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchanges rates prevailing at the dates of the transaction.  Exchange gains or losses arising from foreign currency transactions are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company which are prepared using the functional currency have been translated into United States dollars. Assets and liabilities are translated at the exchange rates at the balance sheet dates and revenue and expenses are translated at the average exchange rates and stockholders’ equity is translated at historical exchange rates. Any translation adjustments resulting are not included in determining net income but are included in foreign exchange adjustment to other comprehensive income, a component of stockholders’ equity.

	2010	2009
Year end RMB : US$ exchange rate	6.81612	6.8456
Average yearly RMB : US$ exchange rate	6.81968	6.86911

RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.  No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

CHINE VICTORY PROFIT LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 AND 2009
 (Stated in US dollars)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

n)  Revenue Recognition

Revenue from the sales of plywood is recognized on the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and the title has passed.

Net sales of products represent the invoiced value of goods, net of value added taxes (“VAT”), sales returns, trade discounts and allowances.  The Company is subject to VAT which is levied on the majority of the products of Linyi at the rate of 17% on the invoiced value of sales.  Output VAT is borne by customers in addition to the invoiced value of sales and input VAT is borne by the Company in addition to the invoiced value of purchases to the extent not refunded for export sales.  Provision for sales returns are recorded as a reduction of revenue in the same period that revenue is recognized.  The provision for sales returns, which is based on historical sales returns data, is the Company’s best estimate of the amounts of goods that will be returned from its customers.

o)	Cost of revenues

Cost of revenues consists primarily of material costs, employee compensation, depreciation and related expenses, which are directly attributable to the production of products.  Write-down of inventory to lower of weighted average cost or market value is also recorded in cost of revenues.

p)  Income Taxes

Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of income and comprehensive income in the period that includes the enactment date.

CHINE VICTORY PROFIT LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 AND 2009
 (Stated in US dollars)

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

q)	Statutory reserves

Statutory reserves are referring to the amount appropriated from the net income in accordance with laws or regulations, which can be used to recover losses and increase capital, as approved, and are to be used to expand production or operations.

Statutory reserves consist of the following as of March 31,

	As of March 31, 2010	As of March 31, 2009
Enterprise reserve fund	$127,572	$116,251

r)  Comprehensive Income

The Company has applied ASC Section 220-10-45 of the FASB Accounting Standards Codification. Comprehensive income is defined to include all changes in equity except those resulting from net income or loss, investments by owners and distributions to owners. The Company’s only component of other comprehensive income is the foreign currency translation adjustments.

s)	Retirement benefits

Retirement benefits in the form of contributions under defined contribution retirement plans to the relevant authorities are charged to the statements of income as incurred.

t)	Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

CHINE VICTORY PROFIT LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 AND 2009
 (Stated in US dollars)

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

u)   Variable Interest Entities (“VIE”)

The Company conducts substantially all of the manufacturing of plywood through Chan Tseng. The Company has entrusted Guangsha to legally invest into the entity, which the beneficiary interest of Chan Tseng belongs to Chine Victory. The rights and obligations as shareholder of Chan Tseng have been vested to Chine Victory.

Pursuant to certain contractual arrangements, Chan Tseng has been granted the financial support to their operation.

In December 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46, revised December 2003, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” (“FIN46R”). FIN46R is intended to achieve more consistent application of consolidation policies to variable interest entities to improve comparability between enterprises engaged in similar activities even if some of those activities are conducted through variable interest entities. The Company has determined that it is the primary beneficiary of the Chan Tseng, which are VIE, and has consolidated them in its Consolidated Financial Statements. As a group, as of March 31, 2010, the Chan Tseng had total assets of $12.3million (primarily recorded in property, plant and equipment, accounts receivable and inventory) and total liabilities of $1.2million (primarily recorded in accounts payable)

v)	Segment reporting

The Company uses the “management approach” in determining reportable operating segments.  The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operating results solely by monthly revenue of plywood (but not by geographic area) and operating results of the Company and, as such, the Company has determined that the Company has one operating segment as defined by ASC Section 280-10-50 of the FASB Accounting Standards Codification, “Segments reporting ”.

CHINE VICTORY PROFIT LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 AND 2009
 (Stated in US dollars)

3.  ACCOUNTS RECEIVABLE, NET

Accounts receivable at March 31, 2010 and 2009 consist of the following:

	As of March 31, 2010	As of March 31, 2009
Accounts receivable	$8,340,879	$7,444,033
Less: Allowance for doubtful accounts	-	-
	8,340,879	7,444,033

An analysis of the allowance for doubtful accounts for the years ended March 31, 2010and 2009 is as follows:

	As of March 31, 2010	As of March 31, 2009
Balance at beginning of year	$-	$-
(Written back)/provision for bad debt expenses, net	-	-
Foreign exchange adjustment	-	-

	-	-

CHINE VICTORY PROFIT LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 AND 2009
 (Stated in US dollars)

4.      INVENTORIES

Inventories consist of the following as of March 31,

	As of March 31, 2010	As of March 31, 2009
Raw materials	$3,739,448	$1,455,861
Finished goods	2,866,505	3,408,302

	6,605,953	4,864,163

Inventories consisting of raw materials and finished goods are stated at the lower of weighted average cost or market value. Raw materials are comprised of the wood and all materials used in the manufacturing process. Finished goods are comprised of direct materials, direct labor and an appropriate proportion of overhead.

The Company has not comprised the work-in-progress due to the short process of the plywood manufacturing.

CHINE VICTORY PROFIT LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 AND 2009
 (Stated in US dollars)

5.	PLANT AND EQUIPMENT, NET

Plant and equipment consist of the following as of March 31,

	As of March 31, 2010	As of March 31, 2009
At cost
Plant and machinery	$6,225,855	$6,224,827
Equipment & computers	97,307	41,219
Effect of foreign currency translation	993,275	962,013

	7,316,437	7,228,059
Less: Accumulated depreciation
Plant and machinery	2,538,780	1,817,253
Equipment & computers	28,122	19,016
Effect of foreign currency translation	141,807	133,288

	2,708,709	1,969,557
Net value
Plant and machinery	3,687,075	4,407,574
Equipment & computers	69,185	22,203
Effect of foreign currency translation	851,468	828,725

	4,607,728	5,258,502

Depreciation expense for the years ended March 31, 2010 and 2009 were $730,253 and$724,998 respectively.

Management considers that there are no residual value for plant and equipment.

CHINE VICTORY PROFIT LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 AND 2009
 (Stated in US dollars)

6.     OTHER BORROWING

Other borrowing consist of the following as of March 31,

	As of March 31, 2010	As of March 31, 2009
Repayable within one year Non-recurring loans	$1,899,030	$2,712,863
Repayment during the year	(1,906,248)	(1,164,634)
Effect on foreign currency translation	7,218	350,801
	-	1,899,030

The other borrowing is unsecured, interest-free and repayable within 1 year from March 2010 to an independent third-party. Such borrowing was used to finance Company’s working capital.

7.     ACCRUED LIABILITIES

Accrued liabilities at March 31, 2010 and 2009 consist of the following:

	As of March 31, 2010	As of March 31, 2009
Electricity and water	$12,342	$11,161
Rental expenses	119,386	95,097
Community insurance in PRC	9,260	9,220
Salaries and wages	30,291	37,491

	171,279	152,969

8.    OTHER PAYABLES

Other payables consist of the following as of March 31,

	Note	As of March 31, 2010	As of March 31, 2009
Amount due to a director	(a)	$62,341	$76,681

Note:

(a)      The amount due is unsecured, interest free, and have no fixed repayment terms.

CHINE VICTORY PROFIT LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 AND 2009
 (Stated in US dollars)

9.        TAX PAYABLE

Tax payable consist of the following as of March 31,
	As of March 31, 2010	As of March 31, 2009
Enterprise income tax in PRC	$12,434	$6,577
Prepaid in Value added tax in PRC	-	-
	12,434	6,577

10.       COMMON EQUITY

 Company equity as at March 31, 2010 and 2009 is as follows:

	As of March 31, 2010	As of March 31, 2009
Issued and fully paid:
20,000 ordinary share at USD1.00 each	$20,000	$20,000

11.       BUSINESS SEGMENT

The Company operates in one segment and therefore does not provide additional disclosure relating to reporting segments.

The following table provides a breakdown of foreign sales by geographic area during the periods indicated:

	Fiscal year ended March 31,
	2010	2009
PRC	$36,265,530	$30,709,693
Australia	-	-
British	-	90,941
Norway	-	29,088
Hong Kong	-	24,740
Malaysia	46,041	-
Hong Kong	25,856	-

Net Sales	36,337,427	30,854,462

CHINE VICTORY PROFIT LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 AND 2009
 (Stated in US dollars)

12.      ADMINISTRATIVE AND OTHER OPERATING COSTS

Details of administrative and other operating costs are summarized as follows:

	Fiscal year ended March 31,
	2010	2009
Depreciation	$84,702	$9,036
Electricity and water	15,138	8,097
Insurance	6,089	5,350
Staff salaries	336,790	100,512
Staff welfare	3,931	19,397
Others	70,017	20,080

	516,667	162,472

13.      OTHER INCOME, NET

Details of other income are summarized as follows:

	Fiscal year ended March 31,
	2010	2009
Gain on exchange difference	$-	$1,237
Subcontracting income	1,290	-

	1,290	1,237

CHINE VICTORY PROFIT LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 AND 2009
 (Stated in US dollars)

14.      INCOME TAXES

BVI Tax

Simply Good Limited was incorporated in the BVI and, under the current laws of the BVI, is not subject to income taxes.

PRC Tax
Chan Tseng is operating in the PRC, and in accordance with the relevant tax laws and regulations of PRC, the corporation income tax rate is 25%. However, also in accordance with the relevant taxation laws in the PRC, from the time that a company has its first profitable tax year, a foreign investment company is exempt from corporate income tax for its first two years and is then entitled to a 50% tax reduction for the succeeding three years. The Company’s first profitable tax year was 2007. The Company will be levied at the 25% tax rate in March of 2011. Therefore, income tax for the years ended March 31, 2010 and 2009 respectively are as follows:

	Fiscal year ended March 31,
	2010	2009
Income before tax	$9,579,543	$8,137,783

Income tax	2,912	7,548

The deferred tax asset and liability has not been recognized because of the exemption for taxation and no valuation allowance to be established for the year ended March 31, 2010 and 2009.

CHINE VICTORY PROFIT LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 AND 2009
 (Stated in US dollars)

15.       COMMITMENTS AND CONTINGENCIES

As of July 2006, the Company leased factory premises under the operating lease agreement expiring in 2014.

The future minimum lease payment under the above-mentioned leases as of March 31, 2010 and 2009 are as follows:

Year	As of March 31, 2010	As of March 31, 2009
2010	$-	$84,098
2011 to 2013	252,298	252,298
2014	84,098	84,098

	336,396	420,494

As of March 31, 2010 and 2009 the Company did not have any contingent liabilities.

CHINE VICTORY PROFIT LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 AND 2009
 (Stated in US dollars)

16.      SIGNIFICANT CONCENTRATIONS

a)      Customers and credit concentrations

The Company had only one customer that individually comprised 10% or more of net revenue for the years ended March 31, 2010 and 2009, as follows:

	Note		2010			2009
		$		%	$		%
Foshan City Nan Hai ChangRong HuaSheng Import and Export Trading Company Limited	(a)		22,789,603	62		20,647,797	66

Note:

At March 31, 2010, approximately 62% of gross trade accounts receivable was due from this customer.  As a result, a termination in relationship in or a reduction in orders from this customer could have a material impact on the Company’s results of operations and financial condition.

17.       RELATED PARTY TRANSACTION

During the fiscal year, one of the subsidiaries, Simply Good, obtained supply of plywood through the production by a variable interest entity, Chan Tseng, and Chan Tseng agreed to produce plywood to Simply Good at zero cost.

18.       RECENTLY ISSUED ACCOUNTING STANDARDS

In March 2008, the FASB issued SFAS No. 161, DISCLOSURES ABOUT DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (an amendment to SFAS No. 133). This statement is effective for financial statements issued for fiscal year and interim periods beginning after November 15, 2008 and requires enhanced disclosures with respect to derivative and hedging activities. The Company will comply with the disclosure requirements of this statement if it utilizes derivative instruments or engages in hedging activities upon its effectiveness.

In April 2008, the FASB issued FASB Staff Position No. 142-3, DETERMINATION OF THE USEFUL LIFE OF INTANGIBLE ASSETS (“FSP No. 142-3”) to improve the consistency between the useful life of a recognized intangible asset (under SFAS No. 142) and the period of expected cash flows used to measure the fair value of the intangible asset (under SFAS No. 141(R)). FSP No. 142-3 amends the factors to be considered when developing renewal or extension assumptions that are used to estimate an intangible asset’s useful life under SFAS No. 142. The guidance in the new staff position is to be applied prospectively to intangible assets acquired after December 31, 2008. In addition, FSP No.142-3 increases the disclosure requirements related to renewal or extension assumptions. The Company does not believe implementation of FSP No. 142-3 have a material impact on its financial statements.

CHINE VICTORY PROFIT LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2010 AND 2009
(Stated in US dollars)

18.      RECENTLY ISSUED ACCOUNTING STANDARDS (CONTINUED)

In May 2008, the FASB issued statement No. 162, THE HIERARCHY OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. This statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “the Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”.

In May 2008, the FASB issued FSP Accounting Principles Board ("APB") 14-1 "Accounting for Convertible Debt instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)" ("FSP APB 14-1"). FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer's non-convertible debt borrowing rate. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis. As we do not have convertible debt at this time, we currently believe the adoption of FSP APB 14-1 will have no effect on our combined results of operations and financial condition.

In May 2008, the FASB issued Statement No. 163, ACCOUNTING FOR FINANCE GUARANTEE INSURANCE CONTRACTS - AN INTERPRETATION OF FASB STATEMENT NO. 60. The premium revenue recognition approach for a financial guarantee insurance contract links premium revenue recognition to the amount of insurance protection and the period in which it is provided. For purposes of this statement, the amount of insurance protection provided is assumed to be a function of the insured principal amount outstanding, since the premium received requires the insurance enterprise to stand ready to protect holders of an insured financial obligation from loss due to default over the period of the insured financial obligation. This Statement is effective for financial statements issued for fiscal years beginning after December 15, 2008.

In June 2008, the FASB issued FASB Staff Position Emerging Issues Task Force (EITF) No. 03-6-1, DETERMINING WHETHER INSTRUMENTS GRANTED IN SHARE-BASED PAYMENT TRANSACTIONS ARE PARTICIPATING SECURITIES (“FSP EITF No. 03-6-1”). Under FSP EITF No. 03-6-1, unvested share-based payment awards that contain rights to receive nonforfeitable dividends (whether paid or unpaid) are participating securities, and should be included in the two-class method of computing EPS. FSP EITF No. 03-6-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those years, and is not expected to have a significant impact on the Company’s financial statements.

None of the above new pronouncements has current application to the Company, but may be applicable to the Company’s future financial reporting.

4,041,048 Common Shares

CHINA WOOD INC.

____________________

PROSPECTUS
 _____________________

______, 2011

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission Registration Fee	$655.49
Transfer Agent Fees	$500.00
Accounting fees	$30,000
Legal fees and expense	$40,000
Blue Sky fees and expenses	$10,000
Total	$81,155.49

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Nevada Revised Statute 78.037 permits a corporation to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for damages relating to breach of fiduciary duty as a director or officer, but such a provision must not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of distributions in violation of Nevada Revised Statute 78.300.

Nevada Revised Statutes 78.7502 provides as follows with respect to indemnification of directors, officers, employees and agents:

(a)
We may indemnify any person who was or is a party or is threatened to be made a party to any action, except an action by us, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving as a director, officer, employee or agent of any other person at our request, against expenses actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (i) is not liable for breach of his fiduciary duties as a director or officer pursuant to Nevada Revised Statutes 78.138; and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(b)
We may indemnify any person who was or is a party or is threatened to be made a party to any action by us, by reason of the fact that he is or was our director, officer, employee or agent, or is or was serving as a director, officer, employee or agent of any other person at our request, against expenses actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (i) is not liable for breach of his fiduciary duties pursuant to Nevada Revised Statutes 78.138; and (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to our best interest. We may not indemnify him for any claim, issue or matter as to which he has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to us or for amounts paid in settlement to us, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(c)
To the extent that our director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, we are required to indemnify him against expenses, including attorneys’ fees actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation and Bylaws provide for elimination of any liability of our directors and officers and indemnity of our directors and officers to the fullest extent permitted by Nevada law.

The above-described provisions relating to the exclusion of liability and indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities arising under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors and officers and to persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

In connection with the Exchange Agreement, on September 29, 2010, we issued an aggregate of 467,074.60209421 shares of Series M Preferred Shares that were automatically converted into 8,639,651 shares of common stock upon the effectiveness of the Reverse Split, or 86.39% of the outstanding shares prior to the offering, to the Chine Victory Shareholders in exchange for 100% of the outstanding shares of Chine Victory, which exchange resulted in Chine Victory becoming our wholly-owned subsidiary. These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

On September 30, 2010, Viking Investments Group, LLC, a Delaware limited liability company (“Viking”), was issued 306,428,571 shares of our common stock, which equal to five percent (5%) of the issued and outstanding common stock of the Company post-Share Exchange and post-Private Placement but pre-Reverse Split pursuant to the terms of a consulting agreement between Linyi Chan Tseng Wood Co., Ltd., a PRC affiliate of Chine Victory, and Viking whereby Viking agreed to provide consulting services and advice regarding conducting a reverse merger and being listed on the over-the-counter Bulletin Board in the United States. Post-reverse split, Viking now owns 566,813 shares of common stock. These securities qualified for exemption under Section 4(2) of the Securities Act since the issuance securities by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of securities offered. We did not undertake an offering in which we sold a high number of securities to a high number of investors. In addition, these shareholders had the necessary investment intent as required by Section 4(2) since they agreed to and received share certificates bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for this transaction.

On September 30, 2010, immediately following the Share Exchange, pursuant to the Purchase Agreement, we consummated the Private Placement for the issuance and sale of Units, consisting of an aggregate of (a) 1,336,244 shares of Series A Preferred Stock, and (b) five-year Series A warrants to purchase up to 668,123 shares of common stock at an exercise price of $4.80 per share to the Investors, for aggregate gross proceeds of $5,344,975.00. Such securities were not registered under the Securities Act. The issuance of these securities was exempt from registration under Regulation D, Regulation S and Section 4(2) of the Securities Act. We made this determination based on the representations of Investors, which included, in pertinent part, that such shareholders were either (a) “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the shareholders understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

In connection with the abovementioned Private Placement, we paid the Newbridge Securities Corporation, as placement agent, and Bristol Investment Group, Inc., an SEC registered broker-dealer and member of FINRA and an affiliate of Paragon Capital, LP, as selected dealer placement agent, a fee of $443,098 and issued to them five-year Agent Warrants to purchase a total of 133,624 shares of common stock at an exercise price of $4.80 per share. Such securities were not registered under the Securities Act. The issuance of these securities was exempt from registration under Section 4(2) of the Securities Act. We made this determination based on the representations of the placement agents , which included, in pertinent part, that each of the placement agents were an “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act and that each of the placement agents was acquiring our common stock for investment purposes for its own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each of the placement agents understood that the our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity to ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are Accredited Investors (as defined in Regulation D) based upon management’s inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

2.1	Share Exchange Agreement Dated September 29, 2010 (4)

3.1	Articles of Incorporation (2)

3.2	Certificate of Amendment of Certificate of Incorporation (3)

3.3	By-Laws (2)

4.1	Certificate of Designation of Rights and Preferences of Series A Preferred Stock (1)

4.2	Form of Series A Warrant (1)

5.1	Legal Opinion of Anslow & Jaclin LLP *

10.1	Securities Purchase Agreement Dated September 30, 2010 (4)

10.2	Registration Rights Agreement Dated September 30, 2010 (1)

10.3	Form of Lock-Up Agreement Dated September 30, 2010 (1)

10.4	Securities Escrow Agreement Dated September 30, 2010 (1)

10.5	Share Transfer Agreement between Well Asia Group Limited and Xiaoling Ye (1)

10.6	Form of Supplier Agreement (3)

10.7	Form of Customer Purchase Agreement (4)

10.8	Agreement with Shandong Lichang for Production Manufacturers (3)

10.9	Lease Agreement with Linyi Lanshan Xintai Construction and Installation Co. Ltd. (4)

10.10	Lease Agreement with Linyi Xintai Construction Co. Ltd. dated May 30, 2009 (3)

10.11	Sales Agreement with Foshan Nanhai Rianju Construction Co., Ltd. (4)

10.12	Investment Arrangement Agreement, dated February 21, 2006 (4)

10.13	Declaration of Trust, dated March 6, 2006 (4)

10.14	Call Option Agreement, dated March 24, 2010 (4)

21.1	List of Subsidiaries (3)

23.1	Consent of Parker Randall CF (H.K.) CPA Limited *

23.2	Consent of Anslow & Jaclin, LLP (included in Exhibits 5.1 hereto)

(1)	Incorporated herein by reference to our Current Report on Form 8-k filed on October 1, 2010.
(2)	Incorporated herein by reference to the Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on July 14, 2006.
(3)	Incorporated herein by reference to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on November 30, 2010.
(4)	Incorporated herein by reference to the Registration Statement on Form S-1/A filed with the Securities and Exchange Commission on February 11, 2011.

* Filed herewith.

ITEM 17. UNDERTAKINGS.

Undertaking Required by Item 512 of Regulation S-K.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which it offers or sells securities are being made, a post-effective amendment to this Registration Statement to:

(i) include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) For determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(2) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(3) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(4) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a documents incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, China Wood, Inc., the registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Linyi City, Shandong Province, China, on March 10, 2011.

CHINA WOOD, INC.

By:	/s/ Zhikang Li
Zhikang Li
Chief Executive Officer and Director

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Zhikang Li	Chief Executive Officer and Director	March 10, 2011.
Zhikang Li

/s/ Xiaoling Ye	Chairman of the Board of Directors	March 10, 2011.
Xiaoling Ye

/s/ Hang Sang (Randolph) Lau	Chief Financial Officer and	March 10, 2011.
Hang Sang (Randolph) Lau	Principal Accounting Officer